SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 29, 2011
Date of Report (Date of earliest event reported)

Ceres Ventures, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-52040
(Commission File Number)

98-0195748
(I.R.S. Employer Identification No.)

430 Park Avenue
Suite 702
New York, NY 10022
(Address of principal executive offices)

(800) 611-3388
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Note Regarding Forward Looking Statements

This Current Report on Form 8-K (this “Form 8-K”) contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward looking statements by terminology such as “may”, “should”, “intend”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “project”, “predict”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements speak only as of the date of this Form 8-K. In particular, this Form 8-K contains forward looking statements pertaining to, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities (d) anticipated trends in the technology industry, (e) our future financing plans and (f) our anticipated needs for working capital. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Description of Our Business and Property,” as well as in this Form 8-K generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Form 8-K generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Although forward-looking statements in this Form 8-K reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Form 8-K. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Form 8-K, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the U.S. Securities and Exchange Commission (the “SEC”) which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We will have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities until, if ever, we generate positive cash flow from operations.

Industry Data

This Form 8-K includes industry and market data and other information, which we have obtained from, or is based upon, market research, independent industry publications or other publicly available information. Although we believe each such source to have been reliable as of its respective date, we have not independently verified the information contained in such sources. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this Form 8-K.

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2011, Ceres Ventures, Inc. (f/k/a PhytoMedical Technologies, Inc.), a Nevada corporation (the “Company”), as a precondition to the Reverse Merger, as defined and described below, entered into settlement agreements with certain creditors of the Company pursuant to which they converted debt aggregating to $840,682.50 into a total of 8,406,825 shares of the Company’s common stock at a conversion price of $0.10 per share and forgave an aggregate of $488,054 in accrued and unpaid interest through the date of the Reverse Merger (collectively, the “Debt Conversions”). For additional information regarding these Debt Conversions see Item 3.02 below.

On December 29, 2011, the Company entered into an Amendment No. 2 to Promissory Note with Mr. Jeet Sidhu, a director of the Company (the “Amended Note”). The purpose of the Amended Note was to amend the Restated 8 ½ % Convertible Promissory Note dated May 20, 2011, and amended on July 14, 2011, in the original principal amount of $100,000 (the “Note”) by changing the repayment date of the Original Note to the following:

1. $50,000, and the interest due on that amount, shall be paid no later than January 31, 2012.

2. $50,000, and all remaining interest due under the Amended Note, shall be paid no later than April 30, 2012.

A copy of the Amended Note is attached as Exhibit 10.29 hereto.

For further information regarding the Company’s entry into certain additional agreements see Items 2.01, 3.02 and 5.02 below; each of which is hereby incorporated by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 29, 2011, the Company entered into an agreement and plan of merger (the “Merger Agreement”), by and among the Company, Ceres Ventures Acquisition Corp. (“CVA”), a Delaware corporation that was newly organized as a wholly-owned subsidiary of the Company, and BluFlowTM Technologies, Inc., a Delaware corporation (“BluFlow”), and completed the reverse merger contemplated thereby pursuant to which CVA merged with and into BluFlow, with BluFlow remaining as the surviving corporation and a wholly-owned subsidiary of the Company ( the “Reverse Merger”). The Reverse Merger was effective as of December 29, 2011, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). A copy of the Merger Agreement is attached as Exhibit 2.1 hereto; a copy of the Certificate of Merger is attached as Exhibit 2.2 hereto.

At the Effective Time, the legal existence of CVA ceased and each share of BluFlow common stock, par value $0.0001 per share, that was outstanding immediately prior to the Effective Time was converted into the right to receive three (3) shares of the Company’s common stock, par value $0.00001. Accordingly, the Company issued to the former holders of BluFlow common stock, in consideration of their capital stock of BluFlow, an aggregate of 71,794,860 shares of the Company’s common stock representing approximately 84% of the Company’s issued and outstanding shares of common stock, without giving effect to the exercise of outstanding Exchange Warrants or Exchange Options, as defined and described below, but after giving effect to Debt Conversions.

At closing, we exchanged with BluFlow stockholders who were also holders of common stock purchase warrants to purchase up to an aggregate of 1,527,500 shares of BluFlow common stock at an initial price of $0.50 per share, substantially identical warrants to purchase up to 4,582,500 shares of the Company’s common stock at an initial exercise price of $0.16 per share (the “Exchange Warrants”). The expiration date of each Exchange Warrant is substantially identical to the BluFlow warrant for which it was exchanged, December 31, 2012. The exercise price of the Exchange Warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. The form of Exchange Warrant is filed as Exhibit 4.3 hereto.

At closing, we exchanged with holders of BluFlow stock options who held options to purchase, subject to the holders meeting certain vesting milestones, up to an aggregate of 120,000 shares of BluFlow common stock at an exercise price of $0.25 per share, substantially identical options to purchase up to 360,000 shares of the Company’s common stock at an initial exercise price of $0.083 per share (the “Exchange Options”). The exercise price of the Exchange Options and the number of shares issuable upon the exercise of the options are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

Upon completion of the Reverse Merger, the former stockholders of BluFlow held approximately 84% of the issued outstanding shares of capital stock of the Company. Accordingly, the Reverse Merger represents a change in control of the Company. As of the date of this Form 8-K, there are 85,031,557 shares of the Company’s common stock issued and outstanding and no shares of the Company’s preferred stock issued and outstanding.

Exemptions from Registration

The shares of Company common stock issued to the former stockholders of BluFlow in the Reverse Merger were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were in each case offered, sold and issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering, and Rule 506 of Regulation D (“Regulation D”) promulgated thereunder, Regulation S as promulgated under the Securities Act (“Regulation S”), and the exemption from state securities law registration requirements provided by Section 18(b)(4)(D) of the Securities Act. The Company relied on such exemptions based in part on written representations made by the former stockholders of BluFlow in the respective transaction documents, including representations with respect to each stockholder’s status as an accredited investor and investment intent with respect to the acquired securities. The shares of and the Company’s common stock issued to the former stockholders of BluFlow in the Reverse Merger may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act, and each of the certificates or instruments evidencing such shares bears a legend to that effect.

Accounting Treatment

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) section 805, “Business Combinations” and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements, BluFlow is considered the accounting acquiror in the Reverse Merger. BluFlow is considered the acquiror for accounting purposes, and will account for the exchange transaction as a reverse acquisition, because BluFlow’s former stockholders received the greater portion of the voting rights in the combined entity and BluFlow’s senior management represents all of the senior management of the combined entity. The acquisition will be accounted for as the recapitalization of BluFlow since, at the Effective Time, the Company was a company with minimal assets and liabilities. Consequently, the assets and liabilities and the historical operations that will be reflected in the Company’s consolidated financial statements will be those of BluFlow and will be recorded at the historical cost basis of BluFlow.

Upon completion of the Reverse Merger, Mr. Amit S. Dang resigned as the Company’s Chief Executive Officer and Chief Financial Officer and Secretary of the Company. The executive officers of BluFlow were appointed as the Company’s executive officers. Mr. Dang remains a director of the Company. In addition, BluFlow’s directors were appointed directors of the Company.

Pursuant to the terms of the Merger Agreement Mr. Meetesh Patel, BluFlow’s President and Chief Executive Officer and a director, was appointed to the same positions with the Company. On December 29, 2011, the Company entered into an “at-will” consulting agreement (the “Consulting Agreement”) with Mr. Patel pursuant to which he is paid a yearly salary of $120,000 in 24 equal payments, which he may, at his sole discretion, elect to convert any of his salary or business expense reimbursements due to him into shares of our common stock at $0.10 per share. The exercise price and the number of shares issuable upon the conversion of salary or business reimbursement expense are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. The Consulting Agreement may be terminated by either party at any time with or without cause. A copy of the Consulting Agreement is attached as Exhibit 10.43 hereto.

Pursuant to the terms of the Merger Agreement Ms. Janet Bien, BluFlow’s Chief Financial Officer, was appointed to the same positions in the Company. On December 29, 2011, the Company entered into an “at-will” consulting agreement (the “CFO Consulting Agreement”) with Ms. Bien pursuant to which she serves as our Chief Financial Officer, for which she is paid an annual salary of $18,000 in 24 equal monthly payments, $6,000 of which is deferred until such time as we effect one or more transactions from which we receive net proceeds of no less than $500,000. The CFO Consulting Agreement may be terminated by either party at any time with or without cause. A copy of the CFO Consulting Agreement is attached as Exhibit 10.44 hereto.

FORM 10 DISCLOSURE

If prior to the Reverse Merger the Company was a “shell company” (a “shell company”) as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which the Company has assumed to be the case for purposes of this Form 8-K, as the result of the consummation of the Reverse Merger, the Company is no longer a shell company. The Company is continuing as a “smaller reporting company,” as defined under the Exchange Act, following the Reverse Merger (although the “Form 10 Information” below is provided without using “scaled disclosure”).

The Company intends to carry on BluFlow’s business as its sole line of business.

The Company has relocated its executive offices to those of BluFlow at 430 Park Avenue, Suite 702, New York, NY 10022. The Company’s telephone number remains (800) 611-3388, and its corporate website is www.CeresVentures.com. The information on, or accessible through, the Company’s website does not constitute part of, and is not incorporated by reference into, this Current Report. Accordingly, we are providing below the information that would be included in a Form 10 registration statement. Please note that the information provided below relates to the combined enterprises after the acquisition of BluFlow, except that information relating to periods prior to the date of the Reverse Merger only relate to Ceres and its subsidiaries unless otherwise specifically indicated.

Unless the context requires otherwise, references to the “Company,” “Ceres,” “we,” “our,” and “us,” refer to Ceres Ventures, Inc. and its directly and indirectly wholly-owned subsidiaries, PhytoMedical Technologies Corporation (“PhytoMedical Corp.”), PolyPhenol Technologies Corporation (“PolyPhenol”) and BluFlow TM Technologies, Inc. (“BluFlow”) and Nascent Water Technologies, Inc. (“Nascent”).

About Us and Our Business

We were incorporated in the State of Nevada on July 25, 2001, under the name “PhytoMedical Technologies, Inc.” and have focused our efforts on the development of new technologies and, where warranted, acquire rights to obtain licenses to technologies and products that are being developed by third-parties, primarily universities and government agencies, through sponsored research and development agreements.

In 2008 we obtained exclusive license, granted pursuant to a license agreement dated September 1, 2008 (the “Dartmouth License Agreement”), between us and the Dartmouth Trustees, to develop, market and distribute a novel class of synthesized compounds known as bis-intercalators. In June 2010, our Board of Directors (the “Board”) determined that it was in our stockholders best interest to refocus our business in activities in a manner which may more fully enhance stockholder value, and as a result we terminated the Dartmouth License Agreement and initiated our search for a commercially viable business or asset.

In order to facilitate our efforts, on November 21, 2011, we changed our name to Ceres Ventures, Inc. and implemented a one for fifty reverse share consolidation (the “Reverse Split”). The Reverse Split was declared effective by the Financial Industry Regulatory Authority (“FINRA”) on December 12, 2011. All shares and share prices have been retroactively changed to reflect the Reverse Split.

On December 29, 2011, we consummated the Reverse Merger resulting in BluFlow becoming our wholly-owned subsidiary. Upon completion of the Reverse Merger, the former stockholders of BluFlow held approximately 84% of the outstanding shares of capital stock of the Company. Accordingly, the Reverse Merger represents a change in control of the Company. As of the date of this Form 8-K, there are 85,031,557 shares of the Company’s common stock issued and outstanding and no shares of the Company’s preferred stock issued and outstanding.

BluFlow, was incorporated on October 14, 2010, in the State of Delaware for the purpose of acquiring a comprehensive portfolio of technologies relating to air, soil and water remediation and purification technologies which we believe have potential for global commercialization and application.

In exploring potential business opportunities, BluFlow identified and obtained the exclusive right to license certain highly specialized magnetized nanoparticles, initially developed at the University of California, Santa Barbara (“UCSB”) for, among other things, potential water treatment applications and solutions. These highly specialized magnetized nanoparticles are the subject of three patent applications (collectively, the “BluFlowTM Nanoparticles”).

On December 9, 2010, we entered into a Sponsored Research Agreement (the “Research Agreement”) with UCSB, providing for the continuing development of the BluFlowTM Nanoparticles.

On October 11, 2011, BluFlow entered into an Exclusive License Agreement with UCSB (the “License Agreement”), pursuant to which it obtained a worldwide exclusive license to market and sell the BluFlowTM Nanoparticles. After entering into the License Agreement we terminated our sponsored research agreement with UCSB and engaged Applied Power Concepts, Inc. (“APC”), a California based bio-engineering firm, to further our research and development efforts. By using APC to continue research and development, we can now develop our own intellectual property that will not be subject to the License Agreement.

Our Industry

There exists a severe worldwide water shortage. Water, unlike oil, has no alternatives. Water is essential to life and while the amount of freshwater remains fixed, demand is expected to grow by 400% over the next two decades, yet less than 1% of the total available water is fresh water and most of that is not readily available or accessible. While the amount of freshwater has remained constant for millions of years, over the last century the global demand for water has increased over 600%. It is estimated that by 2025, two-thirds of the world’s population will face water scarcity. Given the limited supply and increasing demand for water, the Company initially identified the water purification and filtration market as a prime sector for entry. The global water market, encompassing all aspects of water purification, filtrations, conservation and reuse, is currently estimated to be a $500 billion a year and is expected continue to grow in both the near and long-term future.

Our Strategy

Our strategy is to identify, acquire and develop a comprehensive portfolio of technologies relating to air, soil and water remediation and purification technologies which we believe have potential for global commercialization and application. Recognizing that no one technology can address all of the air, soil and water remediation issues with which the world is faced, we will seek to acquire the rights to, and commercialize, leading edge technologies that address and solve, in our opinion, the broadest spectrum of clean resources problems, on an environmental friendly and economically competitive basis. Accordingly, we will continue to make investments in research and development activities to develop breakthrough products and water solutions as well as acquisition of complementary technologies.

Our initial focus is the water remediation and purification industry. Our current portfolio of technologies is comprised of the BluFlowTM Nanoparticles and the BluFlowTM Clean Water Treatment System (the “BluFlow™ CWT System”), for which a first generation prototype is currently in development (collectively, the “BluFlowTM Technologies”).

Risk Factors

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this Form 8-K. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Related To Our Financial Condition And Operations

Our limited operating history makes an evaluation of our business difficult.

We are a development stage company with a limited operating history upon which to base an evaluation of our current business and future prospects. We were recently organized and only recently commenced operations. We have to date been engaged in organizational activities including developing a strategic operating plan and entering into contracts.

Accordingly, we have a limited operating history upon which an evaluation of our performance and prospects can be made. Our prospects must be considered in light of the inherent risks, expenses and difficulties encountered by companies in the early stages of development, particularly companies in new and evolving markets. These risks include, by way of example and not in limitation, unforeseen capital requirements, unforeseen technical problems, failure of market acceptance, failure to establish business relationships and competitive disadvantages against larger and more established companies. We may not be able to successfully address any of these risks or others. Failure to do so could seriously harm our business and cause our operating results to suffer or fail.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our independent registered public accounting firm has issued its report, which includes an explanatory paragraph for going concern uncertainty on our financial statements as of December 31, 2010. Because we have not yet generated revenues from our operations our ability to continue as a going concern is currently heavily dependent upon our ability to obtain additional financing to sustain our operations. Such financing may take the form of the issuance of common or preferred stock or debt securities, or may involve bank financing. Although we have completed several equity financings, the fact that our auditors have issued a “going concern” opinion may hinder our ability to obtain additional financing in the future. Currently, we have no commitments to obtain any additional financing, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

We will need substantial additional funding to pursue our business plan and fund our proposed operations. If we are unable to obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our business plans or we may be unable to continue our business.

We plan to research, develop acquire and market technologies in highly competitive markets. These plans require a commitment of funds substantially in excess of funds we currently have available. Accordingly, any expansion, acceleration or continuation of such activities (beyond June 1, 2012) will require additional capital which may not be available to us, if at all, on terms and conditions that we find acceptable. Moreover, future capital requirements may vary significantly from what we currently project and will depend on certain factors, many of which are not within our control. These include the ongoing development and testing of the proprietary technology which we plan to use, the nature and timing of licensing and sublicensing activities, commencement of sales, the hiring of qualified management and employees, responding to competitive pressures, regulatory requirements and the availability of financing.

We will need to raise substantial additional capital to fund the expansion of our business. We cannot be certain that additional financing will be available on acceptable terms, or at all, particularly in light of the recent economic downturn and dislocations in the credit and capital markets, which may or may not continue. To the extent that we raise additional capital through the sale of equity securities, the ownership position of our existing stockholders could be substantially diluted. If additional funds are raised through the issuance of debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock. Fluctuating interest rates could also increase the costs of any debt financing we may obtain.

If we do not obtain such financing, we may have to cease research activities and investors could lose their entire investment. We have no arrangements or agreements with any person regarding any potential future financings.

We currently do not have, and may never develop, any commercialized technologies or products.

We currently do not have any commercialized technologies or products or any significant source of revenue. We have invested substantially all of our time and resources in identifying and acquiring rights to innovative clean resources technologies. The technologies, which are the subject of our ongoing research programs, will require additional development, clinical evaluation, regulatory approval, significant marketing efforts and substantial additional investment before they can provide us with any revenue. We cannot currently estimate with any accuracy the amount of these funds because it may vary significantly depending on the results of our current research and development activities, product testing, costs of acquiring licenses, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory process, manufacturing, marketing and other costs associated with the commercialization of products following receipt of approval, if required, from regulatory bodies and other factors.

Our efforts may not lead to commercially successful products for a number of reasons, including:

•	we may not be able to obtain regulatory approvals, if required, or the approved indication may be narrower than we seek;
•	our technologies or products, if any, derived from our research and development efforts may not prove to be safe and effective in field trials or testing;
•	any products that may be approved may not be accepted in the marketplace;
•	we may not have adequate financial or other resources to complete the development and commercialization of products derived from our research and development efforts;
•	we may not be able to manufacture our products in commercial quantities or at an acceptable cost;
•	rapid technological change may make our technologies and products derived from those technologies obsolete; and
•	our current research and testing may prove unsuccessful and not yield a commercially viable product.

We expect to operate in highly competitive markets in which we will face competition from large well-established companies with resources significantly greater than ours, and against which we may not be able to effectively compete.

Our commercial success will depend on our ability and the ability of our sub-licensees, if any, to compete effectively in product development, customer compliance, price, marketing and distribution. There can be no assurance that competitors will not succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive.

The technology sector is characterized by intense competition, rapid product development and technological change. Most of the competition that we encounter will come from companies, research institutions and universities who are researching and developing technologies and products similar to, or competitive with, any we may develop.

These companies may enjoy numerous competitive advantages, including:

•	significantly greater name recognition;
•	established distribution networks;
•	additional lines of products and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products and marketing approved products; and

•	greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

The success of our research and development effort is uncertain and we expect to be engaged in research and development efforts for a considerable period of time before we will be in a position, if ever, to develop and commercialize products derived from our sponsored research program.

Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual costs may exceed the amounts we have budgeted and actual time may exceed our expectations. If our research and development requires more funding or time than we anticipate, then we may have to reduce technological development efforts or seek additional financing. There can be no assurance that we will be able to secure any necessary additional financing or that such financing would be available to us on favorable terms. Additional financings could result in substantial dilution to existing stockholders. Even if we are able to fully fund our research and development program, there is no assurance that, even upon successful completion of our program, we will ever be able to commercialize products, if any, derived from our research efforts or that we will be able to generate any revenues from operations.

Our research and development programs are in the preliminary development stage and the results we attain may not prove to be adequate for purposes of developing and commercializing any products or otherwise to support a profitable business venture.

Our research and development programs that were initially conducted at UCSB and are now being conducted at APC are in the preliminary development stage. We will require significant further research, development, testing and regulatory approvals and significant additional investment before we will be in a position to attempt to commercialize products derived from our research and development programs. We cannot currently estimate with any accuracy the amount of these funds because it may vary significantly depending on the results of our current sponsored research and development activities, product testing, costs of acquiring licenses, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory process, manufacturing, marketing and other costs associated with commercialization of products following receipt of approval from regulatory bodies and other factors.

There can be no assurances that our early stage sponsored research will be successful. The ultimate results of our ongoing research programs may demonstrate that the technologies being researched by us may be ineffective, unsafe or unlikely to receive necessary regulatory approvals. If such results are obtained, we will be unable to create marketable products or generate revenues and we may have to cease operations.

Currently, we do not directly conduct any of our research and development activities and therefore we will have minimal control over such research.

We rely primarily on third-parties to conduct, monitor and assess our sponsored research. We will have no control over the specifics of and possible direction that the research may take. Accordingly, there can be no assurance that such parties will conduct our sponsored research in a manner that will lead to the commercial development of any products.

We are also dependent upon the services of certain key scientific personnel who are not directly employed by us, including the principal investigators or inventors with respect to our ongoing research and development of clean resources technologies. The loss of the services provided by such persons could have a materially adverse effect on us, unless qualified replacements could be found. We have no control over whether our principal investigators or other scientific personnel will choose to remain involved with our projects. Since these individuals are not bound by contract to us nor employed by us directly, they might move on to other research or positions.

We lack sales and marketing experience and will likely rely on third-party marketers.

We expect to market and sell or otherwise commercialize our technologies (or any products derived from the technologies) through distribution, co-marketing, co-promotion or licensing arrangements with third-parties. We have no experience in sales, marketing or distribution of such technologies or products and our current management and staff is not trained in these areas. To the extent that we enter into distribution, co-marketing, co-promotion or licensing arrangements for the marketing or sale of our technologies (or any products derived from the technologies) any revenues received by us will be dependent on the efforts of third-parties. If any such parties were to breach or terminate its agreement with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of our technologies (or any products derived from the technologies) would be delayed or terminated.

Concentration of ownership among our directors, executive officers, and principal stockholders may prevent new investors from influencing significant corporate decisions.

Based upon our beneficial ownership as of December 29, 2011, our directors, executive officers, holders of more than 5% of our common stock and their affiliates own, in the aggregate, over 70% of our issued and outstanding common stock. As a result, these stockholders, subject to any fiduciary duties owed to our other stockholders under federal and state law, will be able to exercise a controlling influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Some of these persons or entities may have interests that are different from our other stockholders. For example, these stockholders may support proposals and actions with which our other stockholders may disagree with or which are not in their interests. The concentration of ownership could delay or prevent a change in control of the Company or otherwise discourage a potential acquirer from attempting to obtain control of the Company, which in turn could reduce the price of our common stock. In addition, these stockholders, some of whom have representatives sitting on our Board, could use their voting influence to maintain our existing management and directors in office, delay or prevent changes of control of the Company, or support or reject other management and Board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

There are options to purchase shares of our common stock currently outstanding.

We have granted options to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 360,000 shares at a price of $0.083 per share. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

We may compete for the time and efforts of our officers and directors.

Our officers and directors are also officers and directors of other companies, and we may have to compete with the other companies for their time, attention and efforts; none of our officers and directors (other than Mr. Patel, who is expected to spend up to 50% of his time on our operations) anticipate devoting more than approximately ten (10%) percent of their time to our matters. We currently have no employment agreements with any of our officers and directors imposing any specific condition on our officers and directors regarding their continued employment by us.

We will need to hire additional employees as the number of technologies in which we have an interest increases.

We anticipate that it will be necessary for us to add employees with technology and management experience as well as support staff to accommodate the increasing number of technologies we develop and acquire. We may need to provide additional scientific, business, accounting, legal or investment training for our hires. There is competition for highly qualified personnel and we may not be successful in our efforts to recruit and retain highly qualified personnel.

We may not effectively manage future growth.

If we achieve rapid growth, it will place a significant strain on our financial, managerial and operational resources. To achieve and manage growth effectively, we must continue to improve and expand our operational and financial management capabilities. Moreover, we will need to increase staffing and effectively train, motivate and manage our employees. Failure to manage growth effectively could harm our business.

Our business may be adversely affected by regulatory and environmental risks.

Our operations will be subject to environmental risks and hazards and to environmental regulation implemented and/or imposed by a variety of international conventions as well as federal, state, provincial and municipal laws and regulations. Compliance with environmental laws can require significant expenditures and a violation may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner that could result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. Compliance with environmental laws may cause us to limit production, significantly increase the costs of our operations and activities or otherwise adversely affect our financial condition, results of operations and/or prospects.

Risk Related To Our Common Stock

There currently is a limited market for our common stock on the OTC Markets Group, Inc. QBTM tier (the “OTCQB”).

Our common stock is quoted on the OTCQB. Trading in our common stock has been very limited, which could affect the price of our stock. We have no plans, proposals, arrangements or understandings with any person with regard to the development of an active trading market for our common stock and no assurance can be given that an active trading market will develop.

The value and transferability of our shares may be adversely impacted by the limited trading market for our stock on the OTCQB, which is a quotation system, not an issuer listing service, market or exchange. Because buying and selling stock on the OTCQB is not as efficient as buying and selling stock through an exchange, it may be difficult for our stockholders to sell their shares or you may not be able to sell their shares for an optimum trading price.

The OTCQB is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.

When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed and current prices may differ significantly from the price one was quoted by the OTCQB at the time of the order entry. The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTCQB if the common stock or other security must be sold immediately.

Our stock price historically has been volatile and may continue to be volatile.

The market price of our common stock has been, and is expected to continue to be, highly volatile. Factors, many of which are beyond our control, include, in addition to other risk factors described in this section, the announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, general economic, industry and market conditions may have a significant impact on the market price of our stock. In addition, the future sales of shares of common stock by our stockholders and the holders of our then outstanding warrants and options could have an adverse effect on the market price of our outstanding shares of common stock.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic conditions, market demand for our common stock, and various other events or factors both in and out of our control. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock. To the extent our stock price fluctuates and/or remains low, it could cause our stockholders to lose some or all of their investment and impair our ability to raise capital through the offering of additional equity securities.

Future sales of our common stock could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price, if any, of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price, if any, for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our securities.

We may conduct further offerings in the future in which case our current stockholders’ shareholdings will be diluted.

Since our inception, we have relied on equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, our current stockholders’ percentage interest in us will be diluted. The result of this could reduce the value of their stock.

Our common stock is a “penny stock,” and because “penny stock” rules will apply, our stockholders may find it difficult to sell the shares of our common stock they currently own.

Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Exchange Act. Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stocks and our stockholders are likely to have difficulty selling their shares.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit our stockholders’ ability to buy and sell our common stock and have an adverse effect on the market for our shares.

Cost of compliance with changing regulation of corporate governance and public disclosure has and will continue to result in additional expense.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we ever apply and are approved for listing on NASDAQ or another registered stock exchange, NASDAQ and stock exchange rules, has required and will in the future require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

The shares of common stock issued in the Reverse Merger are “restricted securities” and, as such, may not be sold except in limited circumstances.

None of the shares of common stock issued in the Reverse Merger have been registered under the Securities Act or registered or qualified under any state securities laws. The shares of common stock issued in the Reverse Merger were sold and/or issued pursuant to exemptions contained in and under those laws. Accordingly, such shares of common stock are “restricted securities” as defined in Rule 144 under the Securities Act (“Rule 144”) and must, therefore, be held indefinitely unless registered under applicable federal and state securities laws, or an exemption is available from the registration requirements of those laws. The certificates representing the shares of common stock issued in the Reverse Merger reflect their restricted status.

We have agreed to register certain of the shares of common stock issued in the Reverse Merger. There can be no assurance, however, that the SEC will declare the registration statement effective, thereby enabling the shares of common stock issued in the Reverse Merger to be freely tradable. In addition, Rule 144 under the Securities Act, which permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for a minimum holding period will not immediately apply to our common stock because we were at one time designated as a “shell company.” Pursuant to Rule 144(i), securities issued by a current or former “shell company” that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 Information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. We believe this requirement to file “Form 10 Information” has been satisfied by the filing of this Form 8-K. Because, as a former “shell company,” the reporting requirements of Rule 144(i) will apply regardless of holding period, the restrictive legends on certificates for the shares of common stock issued in the Reverse Merger cannot be removed except in connection with an actual sale that is subject to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act.

Because the merger was a reverse merger, the registration statement we file with respect to the shares of common stock received by investors in the Reverse Merger might be subject to heightened scrutiny by the SEC, and we may not be able to attract the attention of major brokerage firms.

Additional risks may exist as a result of our becoming a public reporting company through a “reverse merger.” Certain SEC rules are more restrictive when applied to reverse merger companies, such as the ability of stockholders to re-sell their shares of common stock pursuant to Rule 144, and the SEC may subject the registration statement we file with respect to the shares of common stock received by investors in the Reverse Merger to heightened scrutiny. In addition, securities analysts of major brokerage firms may not provide coverage of our capital stock or business. Because we became a public reporting operating company through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to provide analyst coverage of our capital stock or business in the future.

The resale of shares covered by a registration statement could adversely affect the market price of our common stock in the public market, should one develop, which result would in turn negatively affect our ability to raise additional equity capital.

We have agreed, at our expense, to prepare and file a registration statement with the SEC registering the resale of 2,780,000 shares of our common stock issued in connection with the Reverse Merger. Once effective, the registration statement will permit the resale of these shares at any time. The resale of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock and make it more difficult for our stockholders to sell shares of our common stock at times and prices that they feel are appropriate. Furthermore, we expect that, because there will be a large number of shares registered pursuant to a registration statement, selling stockholders will continue to offer shares covered by such registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

A new business opportunity may raise potential conflicts of interests between certain of our officers and directors and us.

Certain of our directors are or may become directors and employees of other companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation by us and such other companies. In addition, directors may present potential prospects to such other companies rather than presenting the opportunities to us or be affiliated with companies developing technologies which may compete with our technologies. We have not established any mechanisms regarding the resolution of any such conflict if it were to arise; accordingly, there is no assurance that any such conflict will be resolved in a manner that would not be adverse to our interest.

We have the ability to issue additional shares of our common stock without asking for stockholder approval, which could cause our stockholders’ investment to be diluted.

Our Articles of Incorporation authorize our Board to issue up to 2,000,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. The power of the Board to issue shares of common stock or warrants or options to purchase shares of common stock is generally not subject to stockholder approval. Accordingly, any time the Board determines that it is in the best interests of the corporation to issue shares of its common stock, your investment will be diluted.

We may issue preferred stock which may have greater rights than our common stock.

We are permitted in our charter to issue up to 1,000,000 shares of preferred stock. Currently no preferred shares are issued and outstanding; however, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing them to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness of the Company. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described. We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning the Company. We will not be responsible for the content of analyst reports and other writings and communications by investor relations firms not authored by the Company or from publicly available information. We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods. Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. In addition, investors in the Company may be willing, from time to time, to encourage investor awareness through similar activities. Investor awareness activities may also be suspended or discontinued which may impact the trading market our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases. We and our stockholders may be subjected to enhanced regulatory scrutiny and the limited trading markets in which our shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTC Bulletin Board, the OTCQB or Pink Sheets. Until such time as the common stock issued in the Reverse Merger is registered and until such time as our restricted shares are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, that may constitute a significant portion of the available trading market. The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities. Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices. Since a small percentage of our outstanding common stock will initially be available for trading and will be held by a small number of individuals or entities, the supply of our common stock for sale will be extremely limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist. Securities regulators have often cited thinly-traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases. There can be no assurance that the Company’s or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of the stock.

Recent Corporate Developments

Name Change and Reverse Split

On November 21, 2011, we changed our name to Ceres Ventures, Inc. and implemented the Reverse Split, which resulted in every 50 shares of our common stock issued and outstanding being consolidated into one share. The Reverse Split was declared effective by FINRA on December 12, 2011.
Reverse Merger

On December 29, 2011, the Company entered into the Merger Agreement, by and among the Company, CVA, and BluFlowTM. The Reverse Merger was effective as of December 29, 2011 upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

At the Effective Time, the legal existence of CVA ceased and each share of BluFlow common stock, par value $0.0001 per share, that was outstanding immediately prior to the Effective Time was converted into the right to receive three (3) shares of the Company’s common stock, par value $0.00001. Accordingly, the Company issued to the former holders of BluFlow common stock, in consideration of their capital stock of BluFlow, an aggregate of 71,794,860 shares of the Company’s common stock representing approximately 84% of the Company’s issued and outstanding shares of common stock, without giving effect to the exercise of outstanding Exchange Warrants or Exchange Options, but after giving effect to the Debt Conversions.

At closing, we exchanged with BluFlow stockholders who were also holders of common stock purchase warrants to purchase up to an aggregate of 1,527,500 shares of BluFlow common stock at an initial price of $0.50 per share, substantially identical warrants to purchase up to 4,582,500 shares of the Company’s common stock at an initial exercise price of $0.16 per share. The expiration date of each Exchange Warrant is substantially identical to the BluFlow warrant for which it was exchanged, December 31, 2012. The exercise price of the Exchange Warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

At closing, we exchanged with holders of BluFlow stock options who held options to purchase, subject to the holders meeting certain vesting milestones, up to an aggregate of 120,000 shares of BluFlow common stock at an exercise price of $0.25 per share, substantially identical options to purchase up to 360,000 shares of the Company’s common stock at an initial exercise price of $0.083 per share. The exercise price of the Exchange Options and the number of shares issuable upon the exercise of the options are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

Upon completion of the Reverse Merger, the former stockholders of BluFlow held approximately 84% of the issued and outstanding shares of capital stock of the Company. Accordingly, the Reverse Merger represents a change in control of the Company. As of the date of this Form 8-K, there are 85,031,557 shares of the Company’s common stock issued and outstanding and no shares of the Company’s preferred stock issued and outstanding.

Market Price of and Dividends on Our Common Stock
and Related Stockholder Matters

Our common stock is quoted on the OTCQB under the symbol “PYTO.” The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. The OTCQB is a quotation medium for subscribing members, not an issuer listing service, and should not be confused with The NASDAQ Stock MarketSM or any other national exchange.

As of December 29 2011, there were 85,031,557 shares of our common stock outstanding and held by 544 stockholders of record. As of December 29, 2011, we had 360,000 shares of common stock reserved for issuance upon exercise of outstanding stock options and 270,000 shares reserved for restricted stock grants which have not yet vested. We have no shares of preferred stock issued and outstanding.

Currently, there is only a very limited public market for our stock on the OTCQB. You should also note that the OTCQB is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTCQB or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we do establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock. Accordingly, investors may find that the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operation.

The following table sets forth the range of high and low closing bid quotations for our common stock during our most recent two fiscal years on the OTC Bulletin Board and/or the OTCQB. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

	High	Low
Fiscal Year Ended December 31. 2011
First Quarter 2011 (January 1 – March 31, 2011)	$0.50	$0.01	(1)
Second Quarter 2011 (April 1 – June 30, 2011)	$0.50	$0.01
Third Quarter 2011 (July 1 – September 30, 2011)	$0.50	$0.01
Fourth Quarter 2011 (October 1, - December 31, 2011) (2)	$0.44	$0.01

Fiscal Year Ended December 31, 2010
First Quarter 2010 (January 1 – March 31, 2010)	$2.50	$1.00
Second Quarter 2010 (April 1 – June 30, 2010)	$2.50	$1.50
Third Quarter 2010 (July 1 – September 30, 2010)	$2.00	$1.00
Fourth Quarter 2010 (October 1, - December 31, 2010)	$2.00	$0.50

(1) The share price of $0.01 includes share prices less than and including $0.01.

(2) The share price of the Company’s common stock at the close of business on December 30, 2011, was $0.44.

Dividend Policy

We have not paid any dividends on our common stock and our Board presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

•	we would not be able to pay our debts as they become due in the usual course of business; or
•
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Our Board has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences over the holders of our common stock as to payment of dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding the common stock that may be issued upon the exercise of options, warrants and other rights that have been or may be granted to employees, directors or consultants under our existing equity compensation plans, as of December 29, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	0			0

Equity compensation plans not approved by security holders	630,000	(1)	$0.048	9,370,000

Total	630,000		$0.048	9,370,000

(1) Represents 360,000 Exchange Options and 270,000 shares of common stock reserved for issuance pursuant to certain restricted stock awards that have been granted but not yet vested to our directors and officers which the Company assumed pursuant to the Merger Agreement.

On December 29, 2011, the Company cancelled its 2001 Stock Option Plan and its 2005 Stock Option Plan and approved the 2011 Long Term Stock Incentive Plan (the “2011 Plan”), pursuant to which the Board is authorized to grant up to 10,000,000 shares of the Company’s common stock, which have been reserved for issuance. The 2011 Plan has not yet been approved by the Company’s stockholders. A copy of the 2011 Plan is attached as Exhibit 99.1 hereto.

Transfer Agent

The transfer agent of our common stock is Holladay Stock Transfer. Their business address is 2939 N 67th Pl, Scottsdale, Arizona 85251 and their telephone number is (480) 481-3940.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our stock is currently a “penny stock.” The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock as it is subject to these penny stock rules.

Rule 144

As of December, 29, 2011, there were 85,031,557 shares of our common stock issued and outstanding, of which 83,120,131 shares are deemed “restricted securities,” within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale.

Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least six months to sell such shares without restriction other than the requirement that there be current public information as set forth in Rule 144. To the extent that Rule 144 is otherwise available, this provision is currently applicable to all of the restricted shares. If a non-affiliate has held the shares for more than one year, such person may make unlimited sales pursuant to Rule 144 without restriction.

In order for stockholders of a former “shell company” to use Rule 144, the company must have ceased to be a “shell company,” be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months and have filed current “Form 10 Information” with the SEC reflecting its status as an entity that is no longer a “shell company,” then those securities may be sold subject to the requirements of Rule 144 after one year has elapsed from the date that the issuer filed “Form 10 Information” with the SEC. Prior to the Company’s entrance into the Merger Agreement the Company has been deemed a “shell company.” Subject to the satisfaction of certain other conditions, our stockholders will not be eligible to rely on Rule 144 for at least one year from the filing of this Form 8-K.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital in the future through the sale of equity securities.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

Overview

We were incorporated in the State of Nevada on July 25, 2001, under the name “PhytoMedical Technologies, Inc.” and have focused our efforts on the development of new technologies and, where warranted, acquire rights to obtain licenses to technologies and products that are being developed by third-parties, primarily universities and government agencies, through sponsored research and development agreements. On November 21, 2011, we changed our name to Ceres Ventures, Inc.

Our current strategy is, together with our wholly-owned subsidiaries, to serve as a technology incubator in which we identify, acquire, and develop a comprehensive portfolio of technologies relating to clean resources technologies which we believe have potential for global commercialization and application.

Recognizing that no one technology can address all of the clean resources issues with which the world is faced, we will seek to acquire the rights to, and commercialize, leading edge technologies that address and solve, in our opinion, the broadest spectrum of clean resources problems, on an environmental friendly and economically competitive basis.

Beginning in September 2010 until our entrance into the Merger Agreement all of our business agreements had ceased and therefore we have been a “shell company.” As a result of our entry into the Merger Agreement, further described elsewhere in this Form 8-K, the Company believes that it is no longer a “shell company.”

The merger of a private operating company into a non-operating public “shell company” with nominal net assets is considered to be a capital transaction, in substance, rather than a business combination, for accounting purposes. Accordingly, the Company treated this transaction as a capital transaction without recording goodwill or adjusting any of its other assets or liabilities.

Reverse Stock Split

On November 10, 2011, a majority of the shares voted at the 2011 Annual Meeting voted in favor of authorizing the Company’s officers to file the necessary documentation with the Secretary of State of Nevada to effect a one-for-fifty reverse stock split, whereby owners of fifty shares of our common stock prior to the reverse stock split received one share of our common stock after the reverse stock split, with all fractional shares being rounded to the nearest whole share. The record date for the Reverse Split was set as of one business day prior to the effective date and the effective date for the Reverse Split was set for November 21, 2011, subject to regulatory approval. The Reverse Split was declared effective by FINRA on December 12, 2011. All shares and share prices have been retroactively changed to reflect the Reverse Split.

Acquisition of BluFlowTM Technologies, Inc.

Pursuant to the Merger Agreement, BluFlow merged with and into CVA, with BluFlow remaining as the surviving corporation and a wholly-owned subsidiary of the Company. The Reverse Merger was effective as of December 29, 2011, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

At the Effective Time, the legal existence of CVA ceased and all of the 23,931,620 shares of BluFlow common stock, par value $0.0001 per share, that were outstanding immediately prior to the Effective Time were converted into the right to receive three (3) shares of the Company’s common stock, par value $0.00001. Accordingly, the Company issued to the former holders of BluFlow common stock, in consideration of their capital stock of BluFlow an aggregate of 71,794,860 shares of the Company’s common stock. Additionally, at closing, we exchanged with BluFlow stockholders who were also holders of common stock purchase warrants to purchase up to an aggregate of 1,527,500 shares of BluFlow common stock at an initial price of $0.50 per share, substantially identical warrants to purchase up to 4,582,500 shares of the Company’s common stock at an initial exercise price of $0.16 per share. The expiration date of each Exchange Warrant is substantially identical to the BluFlow warrant for which it was exchanged, December 31, 2012. The exercise price of the Exchange Warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. We also exchanged with holders of BluFlow stock options who held options to purchase, subject to the holders meeting certain vesting milestones, up to an aggregate of 120,000 shares of BluFlow common stock at an exercise price of $0.25 per share, substantially identical options to purchase up to 360,000 shares of the Company’s common stock at an initial exercise price of $0.083 per share. The exercise price of the Exchange Options and the number of shares issuable upon the exercise of the options are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

Pursuant to the Merger Agreement at the Effective Time the executive officers of BluFlow were appointed the executive officers of the Company and the directors of BluFlow were appointed as directors of the Company.

Upon completion of the Reverse Merger, the former stockholders of BluFlow held approximately 84% of the issued and outstanding shares of capital stock of the Company. Accordingly, the Reverse Merger represents a change in control of the Company. As of the date of this Form 8-K, there are 85,031,557 shares of the Company’s common stock and no shares of the Company’s preferred stock issued and outstanding.

Overview of BluFlowTM Technologies, Inc.

BluFlow was incorporated in the State of Delaware on October 14, 2010, with 750,000,000 shares of common stock, $0.0001 par value and 10,000,000 shares of preferred stock, $0.001 par value. On June 3, 2011, BluFlow filed an amendment to its Articles of Incorporation with the Secretary of State of Delaware to change its name to BluFlowTM Technologies, Inc. Prior to the Reverse Merger, there were 23,931,620 shares of BluFlow common stock issued and outstanding and 1,527,500 shares of its common stock eligible for issuance upon the exercise of outstanding common stock purchase warrants; no shares of preferred stock have been issued.

BluFlow is a development stage company; it has not generated any revenue since inception and does not expect to generate any revenue for the foreseeable future. BluFlow has incurred losses since inception and its independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to its ability to continue as a going concern.

BluFlow’s current strategy is, together with its wholly-owned subsidiary, Nascent Water Technologies, Inc., a California corporation, to serve as a technology incubator in which they identify, acquire, and develop a comprehensive portfolio of technologies relating to clean resources technologies which they believe have potential for global commercialization and application.

Recognizing that no one technology can address all of the clean resources issues with which the world is faced, BluFlow will seek to acquire the rights to, and commercialize, leading edge technologies that address and solve, in our opinion, the broadest spectrum of clean resources problems, on an environmental friendly and economically competitive basis.

In exploring potential business opportunities, BluFlow identified the BluFlowTM Nanoparticles. BluFlow entered into a license agreement with the Regents of the University of California pursuant to which it received an exclusive, worldwide license to all three BluFlowTM Nanoparticles. BluFlow has since terminated its sponsored research agreement with UCSB and currently conducts its research and development activities through APC. For additional information regarding BluFlow and its business, see “About Us and Our Business,” above.

Results of Operations

Three and Nine Months Ended September 30, 2011 and 2010

Operating Expenses

Below is a summary of our operating expense for the three and nine months ended September 30, 2011 and 2010 (for pro form financial information see Exhibit 99.4 hereto). As these figures reflect periods prior to the Reverse Merger, they may not fully reflect the Company’s future operating expenses or results of operations:

	Three Months Ended			Nine Months Ended
	September 30,		Increase/	September 30,		Increase/
	2011	2010	(Decrease)	2011	2010	(Decrease)

Operating expense (income)
Director and management fees - related party	$8,250	$18,000	$(9,750)	$33,750	$32,950	$800
Investor relations and marketing	1,125	8,425	(7,300)	3,721	16,187	(12,466)
Wages and benefits	-	-	-	-	(2,566,368)	2,566,368
Research and development	-	4,964	(4,964)	-	8,764	(8,764)
Professional fees	23,600	66,662	(43,062)	78,685	226,992	(148,307)
Impairment of license fee	-	15,000	(15,000)	-	15,000	(15,000)
Other operating expenses	6,491	(125)	6,616	18,663	36,268	(17,605)
Total operating expense (income)	$39,466	$112,926	$(73,460)	$134,819	$(2,230,207)	$2,365,026

Director and Management fees – Related Party

On June 3, 2010, in order to fill vacancies created by the resignations of Mr. Lynch and Mr. Branning, the Board appointed Messrs. Amit S. Dang and Jeet S. Sidhu to our Board. The Board also approved the terms of an Interim Executive Services Agreement between us and Mr. Dang (the “Executive Services Agreement”) pursuant to which Mr. Dang was appointed our President and Chief Executive Officer. On June 22, 2010, in order to fill the vacancy created by the resignation of Mr. Krauss, the Board also appointed Mr. Dang to serve as our Chief Financial Officer, Treasurer, and Secretary. Mr. Dang received compensation of $5,000 per month through March 31, 2011. Effective April 1, 2011, Mr. Dang agreed to a curtailment in compensation to $2,500 per month during the remaining term of the Executive Services Agreement. We may terminate the Executive Services Agreement at any time with or without cause. During the three and nine months ended September 30, 2011, we incurred $7,500 and $30,000, respectively, pursuant to the Executive Services Agreement. During the three and nine months ended September 30, 2010, we incurred $15,000 and $20,000, respectively, pursuant to the Executive Services Agreement.

Until May 31, 2010, non-employee Board members received $250 per month for services rendered in the capacity of a Board member plus $100 per Board meeting attended. The Board approved an increase, effective June 1, 2010, in non-employee Board fees to $750 per month. Effective April 1, 2011, non-employee board compensation was reduced to $250 per month.

During the three months ended September 30, 2011 and 2010, we incurred $750 and $3,000, respectively, in non-employee director fees.

During the nine months ended September 30, 2011 and 2010, we incurred $3,000 and $6,950, respectively, in non-employee director fees. Additionally, during the nine months ended September 30, 2010, we recognized $6,000 in stock compensation (net of the reversal of stock compensation of $458 for the forfeiture of stock options upon resignation by certain directors) for stock options previously granted to directors and vesting over time.

Investor Relations and Marketing

Investor relations and marketing costs represent fees paid to publicize our technologies within the industry and investor community with the purpose of increasing company recognition. We utilize various third-parties to manage our investor relations and facilitate our marketing programs, to increase company recognition and branding, and to provide stockholder communications.

The decrease in investor relations and marketing during the three months ended September 30, 2011 compared to the same period in 2010 is substantially due to $5,500 incurred in the previous year for the publication of our financial statements and other corporate information in various financial periodicals and $1,800 incurred for the press release announcing that we were continuing negotiations in connection with the proposed acquisition of Standard Gold Corp. (“SGC”).

The decrease in investor relations and marketing during the nine months ended September 30, 2011, compared to the same period in 2010, is substantially due to the $5,500 incurred in the previous year for the publication of our financial statements and other corporate information in various financial periodicals and $7,150 incurred for the press release announcing that we had signed a letter of intent with a leading Chinese research organization to conduct IND-enabling studies on our anti-cancer compound for glioblastoma, D11B that was developed under our previous Sponsored Research Agreement with Dartmouth and the announcement of the appointment of Dr. James Lynch as our President and Chief Executive Officer, effective March 15, 2010 (Dr. Lynch subsequently resigned as one of our directors and from all executive officer positions, effective May 31, 2010).

Wages and Benefits

We did not incur any wages and benefits expense during the three and nine months ended September 30, 2011 or the three months ended September 30, 2010.

During the nine months ended September 30, 2010, we incurred $50,135 in wages and benefits expense for services rendered by Dr. James Lynch and $50,997 in wages and benefits expense for services rendered by Mr. Wujek, both of whom served as our former President, Chief Executive Officer, and as each as one of our Directors. Mr. Wujek resigned as our President and Chief Executive Officer, effective March 15, 2010, and as one of our directors, effective June 17, 2010. Simultaneously with his resignation as our President and Chief Executive Officer, the employment agreement between us and Mr. Wujek was terminated and all of the 40,000 stock options previously granted to Mr. Wujek, none of which had vested, were forfeited upon his resignation and termination of employment. Accordingly, during the nine months ended September 30, 2010, we recorded a reversal of stock compensation expense previously recorded for the fair value of Mr. Wujek’s stock options of $2,667,500. The nine months ended September 30, 2010, also includes stock compensation of $6,311 for the amortization of the fair value of a stock option granted to Dr. Lynch to purchase up to 80,000 shares of our common stock at an exercise price of $2.00 per share. The stock option granted to Dr. Lynch was subsequently forfeited upon him tendering his resignation, effective May 31, 2010. We recorded a reversal of stock compensation of $6,311 during the same nine month period ending September 30, 2010, for a net $0 impact to the consolidated financial statements during this period.

Research and Development

Research and development expense for the three and nine months ended September 30, 2010, consists of payments made to a third-party for the development of our former D11B compound.

Professional Fees

Professional fees primarily consist of accounting fees, audit and tax fees, legal fees, and SEC related filing costs.

Professional fees decreased $43,062 for the three months ended September 30, 2011, compared to the three months ended September 30, 2010, substantially due to a decrease in legal fees of approximately $37,800. Legal fees incurred during the prior year included fees related to the preparation and filing of our Form S-1, fees incurred as a result of changes in the composition of our executive team and Board and services performed in connection with the Memorandum of Intent (the “MOI”) between us and SGC. Also contributing to the decrease in professional fees was a decrease in accounting related fees of approximately $3,200. These fees were higher during the prior year due to the filing of our Form S-1 (and related correspondence) in addition to various Form 8-Ks.

Professional fees decreased $150,457 for the nine months ended September 30, 2011, compared to the nine months ended September 30, 2010, substantially due to decreases in legal fees of approximately $105,900, accounting related fees of approximately $20,700, and SEC filing costs of approximately $14,600. Legal fees were significantly higher in the previous year as a result of the preparation and filing of our Form S-1, fees incurred as a result of changes in the composition of our executive team and Board, execution of stock option agreements, and services performed in connection with the receipt of $400,000 pursuant to the 2010 Offering and in connection with the MOI between us and SGC. The decrease in accounting related fees is substantially due to the filing of our Form S-1 during the prior year and the decrease in corporate activity previously described. The decrease in SEC filing costs is due to the filing of our Form S-1 (and related correspondence) during the prior year in addition to various Form 8-Ks.

Impairment of License Fee

On September 1, 2008, we entered into Dartmouth License Agreement with the Dartmouth Trustees pursuant to which we obtained the exclusive rights to develop, market and distribute a novel class of synthesized compounds known as bis-intercalators.

Under the terms of the Dartmouth License Agreement, we were obligated to pay annual license maintenance fees to the Dartmouth Trustees, in addition to an upfront payment of $15,000, within 30 days of execution of the agreement, with such payment already having been made.

Upon consummation of the SGC acquisition our intention was to terminate the Dartmouth License Agreement and pursue the exploration and development of the mineral claims held by SGC. As a result of the potential termination of Dartmouth License Agreement, we recorded an impairment charge of $15,000 at September 30, 2010, to write-off the previously paid license fee.

Other Operating Expenses

Other operating expenses include patent application fees, travel and entertainment, rent, office supplies, printing and mailing, information technology related fees, and other administrative costs.

During the three months ended September 30, 2010, we had other operating income of $125 due to the reversal of a $10,000 accrual recorded at June 30, 2010, for estimated travel and entertainment expense. Actual travel and entertainment related expense was approximately $2,500, which was $7,500 less than management’s estimate. We deemed this difference to be immaterial to the consolidated financial statements taken as a whole. Excluding the net credit of $7,500 included in “other operating expenses”, we had operating expense of $7,375 during the three months ended September 30, 2010, compared to $6,491 during the three months ended September 30, 2011. The slight decrease from prior year is primarily related to the reduction in telephone related expenses incurred by the executive team and Board.

Other operating expenses decreased $17,605 for the nine months ended September 30, 2011, as compared to the nine months ended September 30, 2010, substantially due to a reduction in printing and mailing costs of approximately $6,800, patent filing fees of approximately $4,300, and the $7,500 net credit for travel and entertainment related expenses discussed in the preceding paragraph. During the prior year, we distributed an Information Statement pursuant to Section 14(c) of the Exchange Act, whereby in January 2010, we informed our investors that certain of our stockholders, representing a majority of our issued and outstanding shares of common stock, voted to increase the number of authorized shares of common stock issuable from 300,000,000 to 2,000,000,000.

Other expense

Below is a summary of our other expense for the three and nine months ended September 30, 2011 and 2010:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	Change	2011	2010	Change

Other expense
Interest expense	$(26,055)	$(26,379)	$324	$(107,067)	$(68,090)	$(38,977)
Interest income	-	251	(251)	-	251.00	(251)
Foreign exchange loss	-	-	-	(35)	-	(35)
Total other expense	$(26,055)	$(26,128)	73	$(107,102)	$(67,839)	(39,263)

Interest expense

Interest expense for the three months ended September 30, 2011, represents accrued interest of $22,871 on the $1,067,527 convertible note payable to Mr. Harmel S. Rayat, accrued interest of $2,143 on the $100,000 Sidhu Convertible Note, and $1,041 for the accretion of the discount on the Rayat Convertible Note.

Interest expense for the three months ended September 30, 2010, represents accrued interest of $22,871 on the $1,067,527 convertible note payable to Mr. Rayat, accrued interest of $857 on the $40,000 convertible note payable to a non-affiliated third-party, and $2,651 for the accretion of the discount on the convertible notes payable.

Interest expense for the nine months ended September 30, 2011, represents accrued interest of $67,868 on the Rayat Convertible Note, accrued interest of $1,469 on a $40,000 convertible note payable to a non-affiliated third-party, interest accrued of $3,097 on the $100,000 Sidhu Convertible Note, and $34,633 for the accretion of the discount on the convertible notes payable.

Interest expense for the nine months ended September 30, 2010, represents accrued interest of $63,257 on a $750,000 note payable (from January 1 through February 28, 2010) and Rayat Convertible Note (from March 1 through June 30, 2010), accrued interest of $1,975 on a $40,000 convertible note payable to a non-affiliated third-party, and $2,858 for the accretion of the discount on the convertible notes payable.

Liquidity and Capital Resources

We have incurred cumulative losses of $24,354,582 through September 30, 2011, and do not have positive cash flows from operating activities. Additionally, we have expended a significant amount of cash in developing our former technologies. We face all the risks common to companies that are relatively new, including under capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. These conditions raise substantial doubt about our ability to continue as a going concern. Management recognizes that in order to meet our capital requirements, and continue to operate, additional financing will be necessary. We expect to raise additional funds through private or public equity investments in order to expand the range and scope of our business operations. We will seek access to private or public equity but there is no assurance that such additional funds will be available for us to finance our operations on acceptable terms, if at all. If we are unable to raise additional capital or generate positive cash flow, it is unlikely that we will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our principal source of liquidity is cash in the bank. At September 30, 2011, we had cash and cash equivalents of $15,070. We have financed our operations primarily from $400,000 received pursuant to the 2010 Offering, the issuance of convertible notes payable to stockholders, and net proceeds of $3,109,500 received pursuant to a private placement completed in September 2007.

Net cash used in operating activities was $119,481 for the nine months ended September 30, 2011, compared to $334,217 for the same period in 2010. The decrease of $214,736 in cash used in operating activities was primarily due to decreases in payments made for wages and benefits and professional fees.

Net cash provided by investing activities was $30,000 for the nine months ended September 30, 2011, compared to $0 for the same period in 2010. On August 25, 2010, pursuant to the MOI with SGC, we loaned SGC $30,000 (the “SGC Loan”) so that it could maintain its mineral claims, in good standing, pending on-going negotiations. The SGC Loan bore interest at an annual rate of 8.5%. Both the principal and the accrued interest on the SGC Loan were repaid in January 2011.

Net cash provided by financing activities was $60,000 for the nine months ended September 30, 2011 compared to $440,000 for the same period in 2010.

2010 Offering

On May 4, 2010, our registration statement was declared effective by the SEC, and we commenced the 2010 Offering in accordance with a prospectus dated May 4, 2010, and included in the registration statement, of up to a maximum of 4,000,000 units of our securities at a price of $0.50 per unit. Each unit consisted of:

•	one (1) share of our common stock, $0.00001 par value per share; and,
•	one-half of one Series B Warrant (the “Series B Warrants”).

Each full Series B Warrant entitles the holder to purchase one additional share of our common stock at an exercise price of $1.50 per share, expiring two (2) years from the date of issuance of the Series B Warrants.

The 2010 Offering was a self directed public offering, without any involvement of underwriters or broker-dealers. The 2010 Offering terminated on October 31, 2010.

As of the termination date of the 2010 Offering, we sold 800,000 units (all on May 19, 2010) for gross receipts of $400,000 pursuant to the terms of the 2010 Offering. Accordingly, we issued 800,000 shares of our common stock and Series B Warrants to purchase up to 400,000 shares of common stock at an exercise price of $1.50 per share to the investors having subscribed for the units.

Convertible Notes Payable – Current

Sidhu Convertible Note

On May 20, 2011, we issued a one year convertible promissory note in the amount of $100,000 to Mr. Jeet Sidhu (the “Sidhu Convertible Note”), one of our non-employee directors. The Sidhu Convertible Note bears interest at the rate of 8.5% per annum, which interest is accrued and payable on the maturity date of the Sidhu Convertible Note. As long as the Sidhu Convertible Note remains outstanding and not fully paid, the holder has the right, but not the obligation, to convert all or any portion of the aggregate outstanding principal amount of the Sidhu Convertible Note, together with all or any portion of the accrued and unpaid interest into that number of shares, subject to certain terms and conditions, of our common stock equal to the amount of the converted indebtedness divided by $0.50 per share (after giving effect to the Reverse Split). In the event of default, as defined in the Sidhu Convertible Note agreement, the annual interest rate increases to 10% and is due on demand. Certain events of default will result in all sums of principal and interest then remaining unpaid immediately due and payable, upon demand of the holder. The issuance of the Sidhu Convertible Note did not result in a beneficial conversion feature.

During the three and nine months ended September 30, 2011, we recorded interest expense of $2,143 and $3,097, respectively, payable to Mr. Sidhu related to the Sidhu Convertible Note. At September 30, 2011, accrued interest related to the Sidhu Convertible Note was $3,097.

Pursuant to an amendment dated December 29, 2011, the Sidhu Convertible Note is payable as follows: (a) $50,000 plus accrued and unpaid interest thereon on or before January 31, 2012 and (b) the balance of $50,000 plus accrued and unpaid interest thereon on or before April 30, 2012; for additional information regarding the amendment to the Sidhu Convertible Note, see Item 1.01 above.

Convertible Note Payable

On March 2, 2010, we issued a one year convertible promissory note in the amount of $40,000 to a non-affiliated third-party. The convertible note bore interest at the rate of 8.5% per annum, which interest was accrued and payable on the maturity date of the convertible promissory note. As long as the convertible promissory note remained outstanding and not fully paid, the holder had the right, but not the obligation, to convert all or any portion of the aggregate outstanding principal amount of the convertible promissory note, together with all or any portion of the accrued and unpaid interest into that number of shares, subject to certain terms and conditions, of our common stock equal to the amount of the converted indebtedness divided by $0.01 per share. In the event of default, as defined in the Convertible Promissory Note agreement, the annual interest rate increased to 10% and was due on demand. Certain events of default result in all sums of principal and interest then remaining unpaid immediately due and payable, upon demand of the holder. We did not repay the outstanding principal balance of the convertible note and the accrued interest thereon on March 1, 2011, the maturity date of the convertible note, triggering an event of default. As a result, we began accruing interest on the principal balance at the annual default rate of 10%. On May 23, 2011, we repaid to the note holder the principal balance of the Convertible Promissory Note and the related accrued interest of $4,300.

During the three and nine months ended September 30, 2011, we recorded interest expense of $0 and $1,469, respectively, payable to the holder of the convertible promissory note. During the three and nine months ended September 30, 2011, we recorded interest expense related to the accretion of the discount on the convertible promissory note of $0 and $33,161, respectively.

During the three and nine months ended September 30, 2010, we recorded interest expense of $857 and $1,975, respectively, payable to the holder of the convertible promissory note. During the three and nine months ended September 30, 2010, we recorded interest expense related to the accretion of the discount on the convertible promissory note of $2,628 and $2,827.

As of September 30, 2011, the discount on the convertible promissory note was fully amortized and the convertible promissory note and related accrued interest had been re-paid in full. At December 31, 2010, the carrying value of the convertible promissory note was $6,839, net of unamortized discount of $33,161. At September 30, 2011 and December 31, 2010, accrued interest related to the convertible promissory note was $0 and $2,832, respectively.

Notes Payable and Convertible Note Payable – Long Term

We had arranged with Mr. Rayat, our former Chief Financial Officer, director, and a majority stockholder, a loan amount up to $2,500,000 that may be drawn down on an “as needed basis” at a rate of prime plus 3%. Effective September 15, 2008, we terminated this loan agreement. At December 31, 2009, we had an unsecured promissory note pursuant to this loan agreement in the amount of $750,000 payable to Mr. Rayat, which was due on March 8, 2006, and bore interest at an annual rate of 8.5%.

On March 1, 2010, Mr. Rayat agreed to convert the then outstanding balance of the note payable ($750,000) and accrued and unpaid interest ($317,527) thereon to a fixed three (3) year term convertible note, totaling $1,067,527 (the “Rayat Convertible Note”). The Rayat Convertible Note bears interest at the rate of 8.5% per annum, which interest is accrued and payable on the maturity date of the Rayat Convertible Note. As long as the Rayat Convertible Note remains outstanding and not fully paid, Mr. Rayat has the right, but not the obligation, to convert all or any portion of the aggregate outstanding principal amount of the Rayat Convertible Note, together with all or any portion of the accrued and unpaid interest into that number of shares, subject to certain terms and conditions, of our common stock equal to the amount of the converted indebtedness divided by $0.50 per share. In the event of default, as defined in the Convertible Promissory Note agreement, the annual interest rate increases to 10% and is due on demand. We may, in our discretion, redeem the Rayat Convertible Note at any time prior to the maturity date of the Rayat Convertible Note. Certain events of default will result in all sums of principal and interest then remaining unpaid immediately due and payable, upon demand of Mr. Rayat.

Since the book value of the Rayat Convertible Note ($1,067,527) divided by the number of shares of common stock to which the debt can be converted (2,135,054) is $0.50 per share, which was less than the fair value of the stock at the time the debt was issued ($1.50 per share), there was a beneficial conversion feature. The beneficial conversion feature was recorded as a discount against the Rayat Convertible Note, which reduced the book value of the Rayat Convertible Note to not less than zero. We amortize the discount using the effective interest method over the three-year life of the Rayat Convertible Note.

During the three and nine months ended September 30, 2011, we recorded interest expense of $22,871 and $67,868, respectively, payable to Mr. Rayat related to the Rayat Convertible Note. During the three and nine months ended September 30, 2011, we recorded interest expense related to the accretion of the discount on the convertible promissory note of $1,041 and $1,472, respectively.

During the three and nine months ended September 30, 2010, we recorded interest expense of $22,871 and $63,257, respectively, payable to Mr. Rayat related to the original $750,000 note payable (the “Original Note”) and the Rayat Convertible Note. During the three and nine months ended September 30, 2010, we recorded interest expense related to the accretion of the discount on the Rayat Convertible Note of $22 and $31, respectively.

At September 30, 2011, the carrying value of the Rayat Convertible Note was $1,518, net of unamortized discount of $1,066,009. At December 31, 2010, the carrying value of the Rayat Convertible Note was $46, net of unamortized discount of $1,067,481. At September 30, 2011 and December 31, 2010, accrued interest related to the Rayat Convertible Note was $143,692 and $75,824, respectively.

On December 29, 2011, the Company entered into a promissory note settlement agreement (the “Rayat Settlement Agreement”) with Mr. Rayat pursuant to which Mr. Rayat was issued 7,500,000 shares of the Company’s common stock as payment in full of the outstanding balance of $750,000 related to the Original Note. As part of the Rayat Settlement Agreement, Mr. Rayat forgave all accrued and unpaid interest on the Rayat Convertible Note through the date thereof, including the $317,527 of interest previously made part of the Rayat Convertible Note, totaling $488,054.

Accrued Payroll Liabilities

On March 15, 2010, Mr. Greg Wujek tendered his resignation as our President and Chief Executive Officer (“CEO”). On June 17, 2010, Mr. Wujek tendered his resignation as one of our directors. As of his resignation date as our President and CEO, we owed Mr. Wujek $30,277 for salary and related payroll taxes earned, but not paid. We intend to repay Mr. Wujek in full when we have the capital resources to do so. Mr. Wujek has not made any demands for payment.

Other Contractual Obligations

As of September 30, 2011, we have the following contractual obligations: the Rayat Convertible Note of $1,067,527, the Sidhu Convertible Note of $100,000, accrued interest of $146,789, $30,277 for accrued payroll owed to Mr. Wujek, $2,438 owed to a third-party for investor and stockholder relations services, and $715 related to the three month operating lease agreement we have for our office space in Southfield, Michigan.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recently Issued and Adopted Accounting Pronouncements

We review new accounting standards as issued. Although some of these accounting standards issued or effective after the end of our previous fiscal year may be applicable to us, we have not identified any standards that we believe merit further discussion. We believe that none of the new standards will have a significant impact on our consolidated financial statements.

Description of Our Business and Property

You should rely only on the information contained in this Form 8-K or any supplement hereto. We have not authorized anyone to provide you with different information. If anyone provides you with different information you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Form 8-K is accurate as of any date other than the date of this Form 8-K. Our business, financial condition, results of operations and prospects may have changed since that date.

We obtained statistical data and certain other industry forecasts used throughout this Form 8-K from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical and industry data and forecasts and market research used herein are reliable, we have not independently verified such data. We have not sought the consent of the sources to refer to their reports or articles in this Form 8-K.

Since our incorporation we have focused our activities on the development of new technologies and, where warranted, acquisition of rights to obtain licenses to technologies and products that are being developed by third-parties, primarily universities and government agencies, through sponsored research and development agreements.

Beginning with our Form 10-Q for the quarterly period ended September 30, 2010 and through our entrance into the Merger Agreement we have been a “shell company”. As a result of the Merger Agreement, further described in this Form 8-K, the Company believes that it is no longer a “shell company.”

BluFlow’s business is to identify, license, develop and/or commercialize various novel, environmentally sound and cost effective technologies for water, air and soil remediation, reuse and purification. BluFlow’s initial technology commercialization efforts are in the water market.

Water, unlike oil, has no alternatives. Water is essential to life and while the amount of freshwater remains fixed, demand is expected to grow by 400% over the next two decades. While the amount of freshwater has remained constant for millions of years, over the last century the global demand for water has increased over 600%. It is estimated that by 2025, two-thirds of the world’s population will face water scarcity.

Given the limited supply and increasing demand for water, BluFlow initially identified the water reuse, purification and filtration market as a prime sector for entry. The global water market is currently estimated to be a $500 billion a year global market and will continue to grow in both the near and long-term future.

In exploring potential business opportunities, BluFlow identified the BluFlowTM Nanoparticles. BluFlow entered into a license agreement with the Regents of the University of California pursuant to which it received an exclusive, worldwide license to all three BluFlowTM Nanoparticles. BluFlow has since terminated its sponsored research agreement with the UCSB and currently conducts its research and development through APC.

BluFlows’s current portfolio of technologies is comprised of the BluFlowTM Technologies, which it is currently developing for potential commercialization. There is no guarantee that BluFlow’s commercialization efforts will result in the development of a commercially viable product or, that if a commercially viable product is developed, that BluFlow will be able to sell such product or generate any revenues. For additional information regarding risks we face, please refer to “Risk Factors,” above.

The state of commercialization of the BluFlowTM Technologies is:

•	Proof of concept of the BluFlowTM Nanoparticles has been achieved by scientists at UCSB and replicated by APC.
•	Production methods and scale up are being developed by APC for BluFlowTM Nanoparticles with completion estimated by the end of December 2011.
•	First generation prototype of the BluFlowTM CWT System is being developed by APC and is targeted for completion by March 2012.

•	Further prototype iterations and ramp up of production will take place between April 2012 and September 2012.

In 2012 we will seek to find corporate and industrial partners to test out our BluFlowTM Technologies to prove out their economic viability in specific markets and insustries.

Why Water?

Water is essential for life; a person can survive only about 3 days without water. The amount of water on earth is fixed and the availability of freshwater is growing more and more scarce each year. Water touches every aspect of our lives – from drinking and showering, to growing food and livestock, to generating electricity.

As larger and better educated populations in countries like China and India, the two most populous nations, ascend to the middleclass their water footprint is expanding. Worldwide demand for water is growing at an unsupportable rate.

Water consumption doubled over the past 110 years, while it is estimated to increase by more than 400% over the next two decades. We are currently using up freshwater faster than it can be replenished.

More than 2 billion people currently live in regions of the world that do not have enough freshwater to meet their daily needs. Eleven countries accommodating almost half of the world’s population (including the United States, India and China) currently have a negative groundwater balance, meaning they are unable to adequately replenish their water supply. Nine countries in Europe (Belgium, Bulgaria, Cyprus, Germany, Italy, Macedonia, Malta, Spain and the United Kingdom) are in the beginning stages of a water shortfall. By 2025, it is estimated that two-thirds of the world’s population will face water scarcity.

Water, unlike oil, has no substitutes; therefore water is a vital resource and a critical future global market. US retail consumers now pay $1 per 16-ounce bottle or $8 per gallon, more than double the national average price for a gallon of gas!

Only 3% of the water on the earth is suitable for drinking. Many people do not have access to safe drinking water because their water supplies are limited or polluted by residential, commercial and industrial waste.

Governments across the world are grappling with the challenge of promoting sustainable economic growth, while trying to manage the accompanying industrial contamination of water supplies. This translates into more stringent government regulations, which drives demand for water treatment solutions.

Major industrial waste sources include:

•	agricultural waste;
•	iron/steel industry;
•	mines/quarries;
•	food industry;
•	complex organic chemicals industry; and
•	water treatment (municipal and other).

In developed countries, about 50% of the water consumption is destined for industrial uses, while in developing countries 80% is used for agriculture.

Water Pollution in the US

Water pollution is a serious issue in the US; manufacturers, including major pharmaceutical companies, have legally released 271 million pounds of chemical into Americans waterways, including those that provide our citizens with drinking water. More than 14 million Americans drink water contaminated with pesticides. Since 2004, water provided to more than 49 million Americans has contained illegal concentrations of chemicals such as arsenic, radioactive uranium, and bacteria often found in sewage.

•	More than 20% of America’s water treatment systems have violated key provisions of the Safe Drinking Water Act over the past five years.
•	The Environmental Protection Agency (the “EPA”) estimates that there are more than 860 million gallons of raw sewage dumped into America’s lakes and rivers every year.
•	Forty percent of America’s rivers are too polluted for fishing, swimming or sustaining aquatic life.
•	Seven million Americans become sick from contaminated tap water every year.

The water quality in the US is rapidly deteriorating and requires new viable solutions.

Water is a Vital Future Market

Based on the essential nature of water, growing pollution, increasing global population and the growing demand for clean water, the Company decided that water is a vital market that will continue to expand in the future.

In its search for novel solutions, the Company identified highly specialized magnetized nanoparticle research being conducted at UCSB that has significant capabilities to treat and clean water in a variety of industry settings.

BluFlowTM Nanoparticles Additional Markets

Importantly, in the course of their research, scientists at the UCSB have discovered that, with further optimization, the BluFlowTM Nanoparticles may be used in the areas of soil remediation and air purification. These findings have expanded the total vision of BluFlow and provide long term value enhancement opportunities

BluFlow plans to file patents for improvements to the production of BluFlow™ Nanoparticles as well as for the development of the BluFlowTM CWT System that incorporates the BluFlow™ Nanoparticles. To further these goals, BluFlow has engaged APC and development efforts are currently underway.

BluFlow, through APC, is in the process of developing an advanced reverse osmosis technology that will utilize the BluFlowTM Nanoparticles, which it intends to patent. BluFlow expects ongoing creation and acquisition of intellectual property as it conducts its business to bolster its current intellectual property (“IP”) portfolio.

Intellectual Property Portfolio

BluFlow’s IP portfolio currently consists of the BluFlowTM Nanoparticles and the BluFlowTM CWT System.

BluFlowTM Nanoparticles

The BluFlow™ Nanoparticles are patent-pending highly specialized, customizable, magnetically charged nanoparticles designed to attach to and hold specific valued ingredients, contaminants or both for further processing, reuse or disposal.

The BluFlow™ Nanoparticles can be customized to attach to and hold to specific valued ingredients or contaminants for further processing, reuse or disposal.

How the BluFlowTM Nanoparticles Work

BluFlow™ Magnetized Nanoparticles Rapidly Clean Contaminated Water

•	The BluFlowTM Nanoparticles are introduced to the water containing the valued ingredient or contaminant.
•	After processing a magnetic field is utilized to remove the BluFlowTM Nanoparticles with the absorbed valued ingredient or contaminant from the water.
•	Once the BluFlowTM Nanoparticles are removed from the water, a wash with a solvent removes the absorbed valued ingredient or contaminant.
•	The absorbed valued ingredient or contaminant can be recycled and reused or sent to an appropriate facility for disposal.
•	The BluFlowTM Nanoparticles can be reused multiple times.

Current Status of Technology Development of BluFlowTM Nanoparticles

•	Proof of concept was completed at UCSB laboratory under Company’s sponsorship (January 2011 to June 2011).
•	UCSB scientists removed perchlorate from contaminate water (July 2011) – contaminate found in 20 US states.
•	APC analyzed UCSB’s formulation and confirmed results, including mass balance (August 2011).
•
APC consistently produces several small batches of BluFlowTM Nanoparticles and in significantly larger quantities than the UCSB lab achieved; quantities increased with each successive batch (August 2011).

BluFlowTM Clean Water Treatment System

The BluFlow™ CWT System is a patent-pending tank based water treatment systems designed to utilize BluFlowTM Nanoparticles and other media to extract valued ingredients or contaminants from polluted water.

Current Status of Technology Development of BluFlowTM CWT System

BluFlow engaged APC in July 2011, to design and develop a first generation prototype of the BluFlowTM CWT System, which will utilize the BluFlowTM Nanoparticles to clean polluted water. APC anticipates completing the prototype by March 2012.

The Company’s Product Offerings

The Company’s BluFlow™ CWT System is being developed to incorporate the BluFlowTM Nanoparticles within a total cleaning system that will be sold, installed and maintained at a customer site, thereby positioning the Company as both a technology platform builder and a purification system/equipment supplier.

The Company plans to first introduce its BluFlow™ CWT System for the water market, but based on UCSB and commercial laboratory analysis of the performance of the BluFlow™ Nanoparticles to date, the Company believes that, through further research and optimization, its BluFlow™ Nanoparticles can be extended in the future for additional uses, such as mercury control – a high priority of government regulators and growing market - as well as soil remediation, which could address the global shortage of rare earth minerals and air purification.

In the water market, the Company will pursue three segments:

•	Valued Ingredient Recovery Market;
•	Industrial Waste Water Treatment Market;
•	Municipal Water Treatment Market.

The Company has identified the Valued Ingredient Recovery market as potentially well suited for the initial introduction and testing of the BluFlowTM CWT System since the current prevalent technology of activated carbon has shown to be relatively ineffectual. By entering into this market the Company expects to both prove out and refine its BluFlowTM Technologies while generating revenue.

Once the Company has established market share, revenue and profits, it will then be in a position to further develop and apply its BluFlowTM Technologies to the Industrial Waste Water Treatment Market and then to the Municipal Water Treatment Market, which will require the Company to further upscale its BluFlowTM CWT Systems.

Value Proposition

The overall value proposition of the BluFlow™ CWT System for customers is:

•	lower operating costs
•	low energy outputs
•	easy/safe handling
•	environmental safe (no bi-products)
•	tailored engineering by substance, customizable clean treatment systems
•	supply price stability
•	attractive ROI.

An important and unique value proposition is the ability to customize the BluFlow™ Nanoparticles for attachment to specific substances. For example, in certain organic chemical processes for high valued products - such as in the pharmaceutical and nutraceutical sectors - ingredient cost represents up to 30% of the cost of the final product. By recovering valued in-process ingredients for reuse in final products, a customer can greatly reduce its overall costs.

This customization can also be utilized in applications for the treatment of hazardous materials. The BluFlow™ Nanoparticles’ ability to capture specific contaminants will reduce the volumes of waste water required to be disposed of. In California, disposal of a 55 gallon drum of water containing hazardous substances currently costs approximately $800 per drum; while less than 10% of the water volume is actually hazardous material. By utilizing BluFlow™ Nanoparticles and their ability to remove specific contaminants from water, the customer could potentially reduce their disposal costs by over 90%.

Revenue Generation

In the initial commercialization phase, under a System Sales Model, BluFlow will generate revenue from:

1.	Custom specification assessment/development.
2.	Water and energy sharing arrangements with customers.
3.	System installation and validation (includes BluFlowTM Nanoparticles in system; and spare parts, if any).
4.	Annual/regular maintenance (including BluFlowTM Nanoparticle replenishment).
5.	Spare parts, as necessary.

Over time, BluFlow seeks to actively deliver environmental remediation systems and services to address the water, air and soil markets based on its expanding portfolio of patent pending or patentable technologies. BluFlow’s initial focus, however, is on the water market.

Key Market Characteristics and Outlook*

Global water market is large and growing:

•	The total global water market was approximately $500 billion in 2010, including $175 billion for municipal and industrial wastewater capital expenditure.
•	Certain segments of the water market can look forward to 5 to 10% annual growth over next 10 years.
•	Global utilities invested more than $165 billion in 2010 on wastewater capital expenditure and operating expenditure ; this figure is expected to reach $220 billion by 2016.
•	India, the Middle East and China have a growing demand for clean drinking water.

Growing privatization of water providers is significant:

•	Private companies (as opposed to government agencies) serve 44% of the population in Europe, 21% in US and 12% in Southeast Asia.
•
Globally, private investors account for roughly 19% of all investments in facilities for drinking water supply and wastewater treatment. The proportion of private companies is expected to grow to almost 30% by 2016.

There is opportunity for new players and new technologies:

•	The water industry is highly fragmented and there is consolidation globally and in the US.
•	No individual technology dominates.
•	Water rates, which have been held in abeyance during the economic crisis, will have to increase to replace aging infrastructure.

Implications for the Company

•	There is solid, growing global demand for clean water.
•	There is significant and increasing capital investment in the coming five to ten years.
•	There is a need for more effective solutions to more fully prevent and remove/treat contaminations.
•	There is consolidation and growing privatization.
•	US regulations will drive demand for solutions and opportunities for water purification market .
•	Consumer and industrial awareness of water scarcity and the need for purification solutions continues to increase and to be an influence on increasing demand.

*Source: SAM Study Water a market of the future 2010; Sustainable Asset Management Group – Switzerland

Of the $480 billion global water market, approximately $65 billion to $75 billion (BCC Research, April 2010) is related specifically to water treatment equipment and $38.2 billion (Global Industry Analysts, August 2010) is related to the water treatment supplies market. This category can be further broken down into three sub-categories:

•	Valued Ingredient Recovery Market;
•	Industrial Waste Water Treatment Market;
•	Municipal Water Treatment Market.

Within the water space, the Company will initially focus on these three areas.

A.	Markets for Water Filtration and Purification

Valued Ingredient Recovery Market

Separation technologies are widely used to recover valuable substances from plant and animal products to manufacture value added products such as nutraceuticals and organic chemicals. The current separation technologies, however, often limit productivity as they use significant amounts of energy, require significant amounts of water for cleaning, must be shut down for repairs and experience build up of biofilms, which subject the current separation technologies to clogging issues.

BluFlowTM Nanoparticles may provide an efficient and cost effective alternative to current separation methods for valued ingredient recovery as they do not have any of these issues and can be specifically customized to target specific substances. As a result of these attributes, and because activated carbon, the most common filtration technology, does not have a foothold in the valued ingredient recovery market, the Company has decided to first target this market for its BluFlowTM CWT System.

Waste Water Treatment Markets

The global waste water recycling and treatment market experienced a 25.1% total increase from 2006 to 2009; increasing from $23.35 billion to $29.2 billion. Driven by the depletion of our water resources, the public’s growing awareness of water conservation products and government incentives, this market is projected to experience 96% growth and is expected reach $57 billion by 2015.

Industrial Waste Water Treatment

Following the field testing of the BluFlowTM CWT System in the Valued Ingredient Recovery Market we will then move on to US based industrial facilities that need to recycle and reuse their used industrial water or purify that water prior to discharge. Stringent federal waste water discharge regulations that require the purification of industrial water before it is released into the environment along with the increased environmental awareness by industrial end users of water are essentially driving the industrial and municipal water treatment market in the US.

Municipal Waste Water Treatment

The EPA’s Stage 2 Disinfection Byproducts Rule, which will require many municipal drinking water treatment plants to install additional filtration and purification equipment by 2015, will give rise to demand for novel solutions such as the BluFlowTM CWT System for municipal waste water treatment. Within these segments we intend to target municipal waste water treatment.

B.          Competitive Landscape

Market Competitors

Our current market competitors include: Calgon Carbon Corporation, Siemens, AG (Siemens Water Technologies, Inc.), General Electric Company (Water and Process Group), Viola Environment, S.A, Xylem, Inc. and Norit NV.

Competing Technical Solutions

The following technical solutions are currently being used in the space we intend to enter:

•	Activated Carbon Membrane Systems - US demand for activated carbon is projected to increase almost 17% annually through 2014;
•	Advanced Oxidation;
•	Ion Exchange (osmosis);
•	Nano-filtration and Biodegradability.

We have significant technical advantages and will compete with these companies and technologies by offering our BluFlowTM CWT System, which has a better value proposition, performance and ROI for customers.

C.           Competitive Advantages

           As noted, we will engage in additional research and development activities with respect to the BluFlowTM Technologies. Results to date have demonstrated that the BluFlowTM Nanoparticles can be effectively used to extract a wide range of valued ingredients and contaminants from water sources. The following chart illustrates the numerous technical advantages the BluFlowTM Nanoparticles have compared to currently available alternative technologies in the marketplace:

BluFlowTM Nanoparticles Technical Advantages versus Alternative Technologies

Description	BluFlowTM	Activated Carbon	Membrane Systems	Advanced Oxidation	Ion Exchange	Nanofiltr ation	Biodegrad ation
Energy efficient	YES	NO	NO	NO	NO	NO	NO
Can be tailored for specific pollutants	YES	NO	NO	NO	NO	NO	NO
Low operational cost	YES	NO	NO	NO	NO	NO	NO
Safe to handle	YES	NO	YES	NO	NO	YES	NO
No clogging issues	YES	YES	NO	NO	NO	NO	NO
Inexpensive to regenerate	YES	NO	NO	NO	NO	NO	NO
No pollutants as byproducts	YES	NO	NO	NO	NO	NO	NO
Removes organic pollutants	YES	YES	YES	YES	NO	NO	YES
Removes inorganic pollutants	YES	YES	NO	NO	YES	YES	NO
Need to be landfilled	NO	NO	NO	NO	YES	NO	NO
Process works quickly	YES	YES	YES	YES	YES	YES	NO
Saturation issues	NO	NO	NO	NO	YES	NO	NO
Supply price stability	YES	NO	NO	NO	NO	NO	NO

Employees

As of December 29, 2011, we had no full-time employees; we have entered into “at-will” consulting agreements with our executive officers (see “Executive Compensation,” below).

Office Facilities

Our corporate office is located at 430 Park Avenue, Suite 702, New York, NY 10022. Complimentary office space is provided to us by one of our directors; we do not have any agreements in place regarding our office space and no assurances have been made that this space will continue to be provided to us on a complimentary basis.

Directors, Executive Officers and Control Persons

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers following consummation of the Reverse Merger. Our Board is currently comprised of four members. All of our directors are elected annually to serve for one year or until their successors are duly elected and qualified. Each director holds office until a successor is duly elected or appointed. Executive officers serve at the discretion of the Board and are appointed by the Board. Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each directors in other companies subject to the reporting requirements under the Federal securities law. As of the date of this Form 8-K, the members of our Board and our executive officers were as follows:

Name	Age	Current Position With Us	Director or Officer Since

Meetesh Patel (1)	37	President, Chief Executive Officer and Director	December 29, 2011

Janet Bien (2)	48	Chief Financial Officer	December 29, 2011

Amit S. Dang (3)	30	Director; Former President and Chief Executive Officer, Chief Financial Officer Treasurer and Secretary	June 3, 2010

Jeet Sidhu	38	Director	June 3, 2010

Joseph Sierchio (4)	62	Director	December 29, 2011

(1) Mr. Patel was appointed the President, Chief Executive Officer and a director of BluFlow on October 14, 2010. Pursuant to the Merger Agreement Mr. Patel was appointed to the same positions in the Company on December 29, 2011.

(2) Ms. Bien was appointed the Chief Financial Officer of BluFlow on June 9, 2011. Pursuant to the Merger Agreement Ms. Bien was appointed to the same positions in the Company on December 29, 2011.

(3) Mr. Dang was appointed our President and Chief Executive Officer on June 3, 2010, and assumed his position as our Chief Financial Officer, Treasurer and Secretary on June 22, 2010. Pursuant to the Merger Agreement on December 29, 2011, Mr. Dang stepped down from his executive positions and remains a director of the Company.

(4) Mr. Sierchio was appointed director of BluFlow on October 14, 2010. Pursuant to the Merger Agreement Mr. Sierchio was appointed a director of the Company on December 29, 2011.

Biographical Information

Current Officers and Directors

            Meetesh V. Patel. Mr. Patel is our President and Chief Executive Officer and a member of our Board. Mr. Patel earned his Juris Doctor degree from American University, Washington College of Law, Washington, D.C. in 2000, and a Bachelor of Arts Degree in Political Science with an emphasis on International Relations from the University of Maryland, College Park in 1997. Mr. Patel is the founder and the senior counsel of the MVP Law Group, P.A., an innovative e-law firm that represents businesses within the United States and throughout the world. From October 2008 to August 2010, Mr. Patel served as President, Chief Executive Officer, and Director of New Energy Technologies, Inc., a publicly traded company that focuses on the research, development, and eventual commercialization of emerging next generation alternative and renewable energy technologies. While at New Energy Technologies, Mr. Patel spearheaded the development of the company’s MotionPowerTM and SolarWindowTM technologies. New Energy’s MotionPowerTM energy harvesting systems are designed to generate sustainable electricity by capturing the excess kinetic energy from moving vehicles. New Energy’s SolarWindowTM technology is a first-of-its-kind innovation that enables see-thru windows to generate electricity by spraying their surfaces with electricity generating coatings. From September 2008 to August 2010, Mr. Patel also has served as the President, Chief Executive Officer and a director of Microchannel Technologies Corporation. Mr. Patel’s experience in managing public technology companies make him particularly qualified to be on our Board.

            Janet Bien. Ms. Bien is our Chief Financial Officer. Ms. Bien earned her Bachelor of Arts in Business Administration and Finance from Washington State University in 1985 and her Accounting Degree from the University of Washington in 1989. In 1989 Ms. Bien began practicing as a Certified Public Accountant (CPA) while working at Ernst & Young in both the Seattle and San Jose offices where she worked for seven years. In addition to her experience with Ernst & Young as a CPA, Ms. Bien has worked for both Arthur Anderson and Ernst & Young as a Management Consultant. Ms. Bien has 20 years of experience in finance and business process improvement. From 2001 to 2004, Ms. Bien worked at AT&T Wireless as an Internal Auditor and Business Process Management Consultant developing business process improvement and reporting directly to Senior Management and the Board’s Audit Committee. Since 2005, Ms. Bien has been working as an independent consultant functioning as a Controller to small public companies and preparing SEC reporting documentation.

            Amit S. Dang. Mr. Dang is a member of our Board. Mr. Dang holds a Bachelors degree (B.B.A.) in Finance from Wayne State University (2003), with advanced academic studies in contract, criminal, civil, and policy law; management, finance, logistics, and strategy; and audit theory; from Michigan State University (2003-2004), The University of Michigan (2004-2006), and the Institute of Internal Auditors (2006-2008), respectively. From February 2006 to June 2006, Mr. Dang was employed as a Business Process and Development Consultant for Sterling Solutions and Systems. From June 2006 to May 2008, Mr. Dang worked as a Risk and Performance Services Consultant at Crowe Horwath, where he specialized in identifying high-risk areas for public and private companies and helped develop and re-engineer core business processes for greater efficiency and control. From October 13, 2009 through May 11, 2010, Mr. Dang served as the President and Chief Executive Officer and Chief Financial Officer of HepaLife Technologies, Inc. Mr. Dang is also providing executive services to NDB Energy, Inc. as it Chief Financial Officer and director. Since May 2008, Mr. Dang has served as the Managing Director for Infinitus Ventures, facilitating the early incubation, capital funding, and development of client companies. In addition, Mr. Dang provides consulting services to companies in the process of transitioning into alternative business ventures. In light of our current circumstances, Mr. Dang’s financial and accounting background and his experience with companies transitioning to other business ventures make him particularly qualified to serve on our Board.

            Jeet S. Sidhu. Mr. Sidhu is a member of our Board. Mr. Sidhu graduated from the British Columbia Institute of Technology with a Diploma in Corporate Finance in 1995. From 2002 to 2008, Mr. Sidhu was Vice-President of Montgomery Asset Management Corporation, a privately held firm providing financial and management consulting services to emerging growth corporations. From 2008, Mr. Sidhu has worked as consultant providing services to various companies. Since September of 2008, Mr. Sidhu has served as a director of Janus Resources, Inc. (formerly Entheos Technologies, Inc.) an oil and gas exploration company. We believe that Mr. Sidhu’s financial background and business development experience make him particularly qualified to serve on our Board.

            Joseph Sierchio. Mr. Sierchio is a member of our Board. Mr. Sierchio earned his Juris Doctor degree at Cornell University Law School in 1974, and a Bachelor of Arts degree, with Highest Distinction in Economics, from Rutgers College at Rutgers University, in 1971. Mr. Sierchio has been engaged in the practice of law as a member of Sierchio & Company, LLP since May of 2007. Mr. Sierchio was engaged in the practice of law as a member of Sierchio Greco & Greco, LLP from January 2003 through May of 2007. Since 1975, Mr. Sierchio has continuously practiced corporate and securities law in New York City, representing and offering counsel to domestic and foreign corporations, investors, entrepreneurs, and public and private companies in the United States, Canada, United Kingdom, Germany, Italy, Switzerland, Australia, and Hong Kong. Mr. Sierchio is admitted in all New York state courts and federal courts in the Eastern, Northern, and Southern Districts of the State of New York as well as the federal Court of Appeals for the Second Circuit. Mr. Sierchio is also a member of Sierchio & Company, LLP, counsel to the Company. Mr. Sierchio is also a Director of Alliqua, Inc. (formerly HepaLife Technologies, Inc.), Janus Resources, Inc. (formerly, Entheos Technologies, Inc.), and New Energy Technologies, Inc. each of which is a public company. We believe that Mr. Sierchio’s extensive legal experience representing public and private companies makes him particularly qualified to serve on our Board.

Former Directors and Officers

Name	Age	Former Positions with the Company	Date Assumed Position(s)	Date Resigned Position(s)
Dr. James F. Lynch (1)	51	Former President and Chief Executive Officer and Director	March 15, 2010	May 31, 2010
Greg Wujek (2)	50	Former President and Chief Executive Officer and Director	April 3, 2006	June 17, 2010
Raymond Krauss (3)	49	Former Chief Financial Officer, Secretary, Treasurer, and Director	October 11, 2007	June 17, 2010
Gary Branning (4)	58	Former Chief Financial Officer and Director	September 13, 2006	June 1, 2010

(1) Dr. Lynch was appointed President and Chief Executive Officer and a director on March 15, 2010. He resigned from all of his positions with us on May 31, 2010.

(2) Mr. Wujek resigned his position as President and Chief Executive Officer effective as of March 15, 2010. He resigned as a director on June 17, 2010.

(3) Mr. Krauss was appointed Chief Financial Officer, Secretary and Treasurer on December 11, 2008, to fill the vacancy created by the resignation of Mr. Branning. He resigned from all of his positions with us on June 17, 2010.

(4) Mr. Branning was appointed a director on September 13, 2006 and Chief Financial Officer on September 5, 2008. Mr. Branning resigned from all executive positions effective December 11, 2008. He resigned as a director on June 1, 2010.

Family Relationships and Other Matters

There are no family relationships among or between any of our officers and directors.

Legal Proceedings

During the past ten years none of our directors, executive officers, promoters or control persons has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding	(excluding traffic violations and other minor offenses);
•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•	found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state	securities or commodities law;
•	the subject of any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:
o	Any Federal or State securities or commodities law or regulation; or
o	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money;
o	Penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or;
o	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity;
•
subject to any federal or state judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions (excluding settlements between private parties); or

•	subject to any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Board Composition

Our Board is currently comprised of four directors. We look to our directors to guide us through our next phase as a public company and continue and manage our growth. Our directors bring their leadership experience from a variety of corporate, engineering technology and professional backgrounds which we require to continue to grow and to add stockholder value. Our directors also have worked with startup through public companies and bring depth of knowledge in building stockholder value, growing a company from inception, developing leading edge products, and navigating mergers and acquisitions and the public company process.

Compensation of Directors

In establishing director compensation, the Board is guided by the following goals:

•	compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;
•	compensation should align the directors’ interests with the long-term interests of stockholders; compensation should assist with attracting and retaining qualified directors.

Until May 31, 2010, non-employee Board members received $250 per month for services rendered in the capacity of a Board member plus $100 per Board meeting attended. The Board approved an increase, effective June 1, 2010, in non-employee Board fees to $750 per month. Effective April 1, 2011, non-employee Board compensation was reduced to $250 per month. As of the Effective Time, Directors no longer receive cash compensation for their service.

The following table provides information regarding all compensation paid to our non-employee directors during the fiscal year ended December 31, 2010:

	Director Compensation
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Gary Branning (3)	1,600	6,000	7,600
Raymond Krauss (4)	1,600	6,000	7,600
Greg Wujek (5)	750	12,000	12,750
Jeet Sidhu (6)	5,250	-	5,250
Total director compensation	9,200	24,000	33,200

(1) The amounts in this column represent the monthly fee earned by or paid to our non-employee directors for service during the fiscal year ended December 31, 2010.

(2) This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3) Mr. Branning was appointed to the Board on September 13, 2006, and Chief Financial Officer on September 5, 2008. Mr. Branning resigned as our Chief Financial Officer, effective December 11, 2008, and as one of our directors on June 1, 2010. Mr. Branning received compensation as a non-employee director. He did not receive compensation for the period of time when he served as our Chief Financial Officer. On March 15, 2010, we granted Mr. Branning a stock option to purchase up to 4,000 shares of our common stock at an exercise price of $2.00 per share. As of his resignation date as one of our directors, none of the 4,000 stock options previously granted to Mr. Branning on March 15, 2010, had vested and the options have been forfeited.

(4) Mr. Krauss was appointed to the positions of Chief Financial Officer, Secretary and Treasurer on December 11, 2008. Mr. Krauss resigned from all positions with us on June 17, 2010. Mr. Krauss received compensation as a non-employee director. He did not receive additional compensation for the period of time when he served as our Chief Financial Officer. On March 15, 2010, we granted Mr. Krauss a stock option to purchase up to 4,000 shares of our common stock at an exercise price of $2.00 per share. As of his resignation date as one of our Directors, none of the 4,000 stock options previously granted to Mr. Krauss on March 15, 2010, had vested and the options have been forfeited.

(5) On April 3, 2006, we appointed Mr. Wujek to the positions of President and Chief Executive Officer and as a Director. Mr. Wujek resigned his position as President and Chief Executive Officer effective as of March 15, 2010. On March 15, 2010, as compensation for providing services as a non-employee director, we granted Mr. Wujek a stock option to purchase up to 80,000 shares of our common stock at an exercise price of $2.00 per share. Pursuant to the terms of the option agreement between us and Mr. Wujek, the option to purchase up to 8,000 shares of our common stock terminated at such time as Mr. Wujek ceased to serve as one of our directors. Mr. Wujek then would have 90 days to exercise the option to the extent vested. On June 17, 2010, Mr. Greg Wujek tendered his resignation as one of our Directors, effective as of that date. All 8,000 stock options granted to Mr. Wujek on March 15, 2010, expired unexercised.

(6) Mr. Sidhu was appointed one of our directors on June 3, 2010.

Corporate Governance

We have adopted a Code of Ethics that applies to all of our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and applicable FINRA listing standards. Accordingly, the Code of Ethics is designed to deter wrongdoing, and to promote, among other things, honest and ethical conduct, full, timely, accurate and clear public disclosures, compliance with all applicable laws, rules and regulations, the prompt internal reporting of violations of the Code of Ethics, and accountability.

Director Independence

Our securities are not listed on a U.S. securities exchange and, therefore, are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. However, at this time, after considering all of the relevant facts and circumstances, our Board has determined that only Mr. Jeet Sidhu qualifies as an “independent director” under the standards of independence under the applicable FINRA listing standards.

Executive Compensation

The following table summarizes the compensation earned by the Named Executive Officers during the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year Ended December 31,	Salary ($)(1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Meetesh Patel (4)	2010	-	-	-	-
President, Chief
Executive Officer, Director	2009	-	-	-	-

	2008	-	-	-	-

Janet Bien (5)	2010	-	-	-	-
Chief Financial Officer
	2009	-	-	-	-

	2008	-	-	-	-

Amit S. Dang (6)	2010	35,000	-	-	35,000
Director, Former President,
Chief Executive Officer and	2009	-	-	-	-
Chief Financial Officer
	2008	-	-	-	-

Dr. James Lynch (7)	2010	47,217	160,000	2,918	210,135
Former President, Chief
Executive Officer and	2009	-	-	-	-
Director
	2008	-	-	-	-

Greg Wujek (8)	2010	50,997	-	-	50,997
Former President, Chief
Executive Officer, and	2009	237,557	-	25,495	263,052
Director
	2008	225,000	13,624	-	238,624

Raymond Krauss (9)	2010	-	-	-	-
Former Chief Financial
Officer, Secretary, Treasurer	2009	-	-	-	-
and Director
	2008	-	3,900	-	3,900

(1) This column includes both employee and employer related payroll taxes paid on behalf of the employee.

(2) This column reflects the grant date fair value of option awards as determined in accordance with FASB ASC Topic 718.

(3) Includes amounts paid for health care insurance.

(4) Mr. Patel was appointed the President, Chief Executive Officer and a director of BluFlow on October 14, 2010. Pursuant to the Merger Agreement Mr. Patel was appointed to the same positions in the Company. On December 29, 2011, we entered into the Consulting Agreement with Mr. Patel to serve as our President and Chief Executive Officer for which he is paid a yearly salary of $120,000 in 24 equal payments, which he may, at his sole discretion, elect to convert any of his salary or business expense reimbursements due to him into shares of our common stock at $0.10 per share. The exercise price and the number of shares issuable upon the conversion of salary or business reimbursement expense are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. The Consulting Agreement may be terminated by either party at any time with or without cause. The Consulting Agreement may be terminated by either party at any time with or without cause. On June 10, 2011, Mr. Patel received a stock option award of 60,000 options, permitting him to purchase an equal number of BluFlow’s common stock at a price of $0.11 per share. On November 14, 2011, BluFlow exchanged the 60,000 options for a restricted stock grant of 45,000 shares of BluFlow’s stock. Pursuant to the terms of the share exchange agreement entered into between Mr. Patel and BluFlow, 15,000 shares vested immediately and the remaining 30,000 shares vest in two equal installments on June 10, 2012, and June 10, 2013. Pursuant to the terms of the Merger Agreement, Mr. Patel is will exchange his shares of BluFlow common stock for shares of the Company’s common stock.

(5) Ms. Bien was appointed the Chief Financial Officer of BluFlow on June 9, 2011. Pursuant to the Merger Agreement Ms. Bien was appointed to the same positions in the Company. On December 29, 2011, we entered into the CFO Consulting Agreement with Ms. Bien to serve as our Chief Financial Officer pursuant to which she is paid a monthly salary of $1,500, $500 of which is deferred until such time as we effect one or more transactions from which we receive net proceeds of no less than $500,000. The CFO Consulting Agreement may be terminated by either party at any time with or without cause. On June 10, 2011, Ms. Bien received a stock option award of 60,000 options, permitting her to purchase an equal number of BluFlow’s common stock at a price of $0.10 per share. On November 14, 2011, BluFlow exchanged the 60,000 options for a restricted stock grant of 45,000 shares of BluFlow’s stock. Pursuant to the terms of the share exchange agreement entered into between Ms. Bien and BluFlow, 15,000 shares vested immediately and the remaining 30,000 shares vest in two equal installments on June 10, 2012, and June 10, 2013. Pursuant to the terms of the Merger Agreement, Ms. Bien will exchange her shares of BluFlow common stock for shares of the Company’s common stock.

(6) Mr. Dang was appointed President and Chief Executive Officer on June 3, 2010, and assumed his position as our Chief Financial Officer, Treasurer and Secretary on June 22, 2010. The Board approved the terms of the Executive Services Agreement pursuant to which Mr. Dang received compensation of between $2,500 and $5,000 per month during the term of the Executive Services Agreement. Pursuant to the terms of the Merger Agreement Mr. Dang stepped down from all his executive positions and remains a director of the Company.

(7) Dr. Lynch was appointed a director and to the position of President and Chief Executive Officer on March 15, 2010. He resigned from all of his positions with us on May 31, 2010. Simultaneously with his appointment we entered into an employment agreement with Dr. Lynch (the “Lynch Employment Agreement”). In consideration of his employment we paid Dr. Lynch an annual salary of $248,000 and reimbursement of his health insurance premiums in the amount of $1,350 per month. The Board also granted Dr. Lynch an option to acquire up to 80,000 shares of our common stock at an exercise price of $2.00 per share. Dr. Lynch’s resignation on May 31, 2010, constituted a termination of the Lynch Employment Agreement. None of the 80,000 stock options previously granted to Dr. Lynch on March 15, 2010, pursuant to the Lynch Employment Agreement had vested and the options have been forfeited.

(8) Mr. Greg Wujek was appointed President and Chief Executive Officer and director on April 3, 2006. Pursuant to an employment agreement with Mr. Wujek, the Board approved an annual salary of $225,000, a one-time payment of $16,437 for reimbursement of certain expenses incurred in connection with the acceptance of employment, and a stock option to purchase up to 45,000 shares of our common stock, subject to certain vesting requirements, at an exercise price of $61. On August 1, 2006, we cancelled the stock option granted to Mr. Wujek in April 2006 for 45,000 stock options and simultaneously entered into a stock option agreement with Mr. Wujek for the purchase of up to 4,000 shares of common stock, subject to certain vesting requirements, at an exercise price of $26 per share, expiring July 31, 2016. Mr. Wujek resigned his position as President and Chief Executive Officer effective as of March 15, 2010. Simultaneously with his resignation, the employment agreement between us and Mr. Wujek was terminated and all of the 4,000 stock options previously granted to Mr. Wujek, none of which had vested, were forfeited. On March 15, 2010, as compensation for providing services as a non-employee director, we granted Mr. Wujek a stock option to purchase up to 8,000 shares of our common stock at an exercise price of $2.00 per share. Pursuant to the terms of the option agreement between us and Mr. Wujek, the option to purchase up to 8,000 shares of our common stock terminated at such time as Mr. Wujek ceased to serve as one of our directors. Mr. Wujek then would have 90 days to exercise the option to the extent vested. All 8,000 stock options granted to Mr. Wujek on March 15, 2010, expired unexercised.
(9) Mr. Krauss was appointed to the Board on October 11, 2007. He was appointed Chief Financial Officer, Secretary and Treasurer on December 11, 2008. Mr. Krauss resigned from all positions with us on June 17, 2010. Mr. Krauss received compensation as a non-employee director. He did not receive additional compensation for the period of time when he served as our Chief Financial Officer.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 29, 2011 by:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our common stock;
•	each of our directors and named executive officers; and,
•	all of our directors and executive officers as a group.

Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares.

Name and Address of Beneficial Owner	Positions and Offices Held	Number of Shares Beneficially Owned (1)		Approximate Percent of Class (2)
Meetesh Patel 430 Park Avenue New York, NY 10022	Chief Executive Officer and Director	31,158,750	(3)	36.64%
Janet Bien 430 Park Avenue New York, NY 10022	Chief Financial Officer	45,000	(4)	*
Amit S. Dang 430 Park Avenue New York, NY 10022	Director, Former Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary	0		*
Jeet Sidhu 430 Park Avenue New York, NY 10022	Director	30,000	(5)	*
Joseph Sierchio 430 Park Avenue New York, NY 10022	Director	31,890,535	(6)	37.5%
Harmel Rayat (7) 1628 West 1st Avenue Vancouver, British Columbia, V6J 1G1	Stockholder	9,237,104		10.86%
All Directors and Officers as a Group (5 persons)		63,124,285		74.24%

* less than 1%.

(1) This amount includes the maximum number of shares issuable under the terms of the Exchange Warrants and any vested options. This amount reflects the one-for-three share exchange in the Merger Agreement pursuant to which holders of one share of BluFlow common stock immediately prior to the Effective Time were eligible to receive three shares of the Company’s common stock immediately after the Effective Time.

(2) Calculated pursuant to rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 85,031,557 shares of common stock issued and outstanding on a fully diluted basis as of December 29, 2011. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(3) Consists of the following shares (all of which are subject to the one-for-three share exchange):
(a) 10,000,000 shares of BluFlow common stock purchased on October 15, 2010, at par value;
(b) 137,500 units of BluFlow purchased on March 31, 2011, each unit consisting of one share of common stock and one-half Series A Stock Purchase Warrant (the “Series A Warrant”), each full Series A Warrant permits the holder to purchase one share of BluFlow common stock at an exercise price of $0.50 through December 31, 2012, represents a total of 206,250 shares of BluFlow common stock;
(c) 165,000 shares of BluFlow common stock issued as business expense reimbursement in lieu of payment of $16,500; and
(d) 15,000 shares of BluFlow common stock issued to Mr. Patel on November 14, 2011, as part of an exchange agreement for stock options previously granted to him (see footnote 4 to “Executive Compensation” table above).

(4) 15,000 shares of BluFlow common stock issued to Ms. Bien on November 14, 2011, as part of an exchange agreement for stock options previously granted to her (see footnote 5 to “Executive Compensation” table above).

(5) Represents shares issued to Mr. Sidhu pursuant to the Sidhu Settlement Agreement (as defined and described in “Related Party Transactions – Ceres Ventures, Inc.” below).

(6) Consists of the following shares ((a)-(d) are subject to the one-for-three share exchange):
(a) 10,000,000 shares of BluFlow common stock purchased on October 15, 2010, at par value;
(b) 137,500 units of BluFlow purchased on May 10, 2011, each unit consisting of one share of common stock and one-half Series A Warrant, each full Series A Warrant permits the holder to purchase one share of BluFlow common stock at an exercise price of $0.50 through December 31, 2012, represents a total of 206,250 shares of BluFlow common Stock;
(c) 116,620 shares of BluFlow common stock issued as reimbursement in lieu of payment of $11,662;
(d) 15,000 shares of BluFlow common stock issued as part of an exchange agreement for stock options previously granted to him on June 10, 2011, pursuant to which Mr. Sierchio received a stock option award of 60,000 options, permitting him to purchase an equal number of BluFlow’s common stock at a price of $0.11 per share. On November 14, 2011, BluFlow exchanged the 60,000 options for a restricted stock grant of 45,000 shares of BluFlow’s stock. Pursuant to the terms of the share exchange agreement entered into between Mr. Sierchio and BluFlow, 15,000 shares vested immediately and the remaining 30,000 shares vest in two equal installments on June 10, 2012, and June 10, 2013. Pursuant to the terms of the Merger Agreement, Mr. Sierchio exchanged his 15,000 shares of BluFlow common stock for 45,000 shares of the Company’s common stock;
(e) 100 shares of the Company’s common stock previously issued to Mr. Sierchio and
(f) 876,825 shares of the Company’s common stock issued to Mr. Sierchio pursuant to the S&C Settlement Agreement (as defined and described in “Related Party Transactions – Ceres Ventures, Inc.” below).

(7) Includes shares owned by Kalen Capital Corporation, a private Alberta corporation wholly owned by Mr. Rayat, a former officer, former director and former majority stockholder of the Company. In such capacity, Mr. Rayat may be deemed to have beneficial ownership of these shares.

Related Party Transactions

We do not have a formal written policy for the review and approval of transactions with related parties. However, our employees are expected to disclose personal interests that may conflict with ours and they may not engage in personal activities that conflict with their responsibilities and obligations to us. If any actual or potential conflict of interest is reported, our entire Board and outside legal counsel annually review all transactions and relationships disclosed and the Board makes a formal determination regarding each director’s independence. If the transaction is deemed to present a conflict of interest, the Board will determine the appropriate action to be taken.

Ceres Ventures, Inc.

On May 20, 2011, we issued a one year convertible promissory note in the amount of $100,000 to Mr. Jeet Sidhu, one of our non-employee directors. The Sidhu Convertible Note bears interest at the rate of 8.5% per annum, which interest is accrued and payable on the maturity date of the Sidhu Convertible Note. As long as the Sidhu Convertible Note remains outstanding and not fully paid, the holder has the right, but not the obligation, to convert all or any portion of the aggregate outstanding principal amount of the Sidhu Convertible Note, together with all or any portion of the accrued and unpaid interest into that number of shares, subject to certain terms and conditions, of the our common stock equal to the amount of the converted indebtedness divided by $0.50 per share. In the event of default, as defined in the Sidhu Convertible Note agreement, the annual interest rate increases to 10% and is due on demand. Certain events of default will result in all sums of principal and interest then remaining unpaid immediately due and payable, upon demand of the holder.

We arranged with Mr. Rayat, our former Chief Financial Officer, director, and majority stockholder, a loan amount up to $2,500,000 that may be drawn down on an “as needed basis” at a rate of prime plus 3%. Effective September 15, 2008, Mr. Rayat and we terminated this loan agreement. At December 31, 2009, we had an unsecured promissory note pursuant to this loan agreement in the amount of $750,000 payable to Mr. Rayat, which was due on March 8, 2006, and bore interest at an annual rate of 8.5%. On March 1, 2010, Mr. Rayat agreed to convert the then outstanding balance of the note payable ($750,000) and accrued and unpaid interest ($317,527) thereon to a fixed three (3) year term convertible note, totaling $1,067,527. The Rayat Convertible Note bears interest at the rate of 8.5% per annum, which interest is accrued and payable on the maturity date of the Rayat Convertible Note On December 29, 2011, the Company entered into the Rayat Settlement Agreement pursuant to which Mr. Rayat was issued 7,500,000 shares of the Company’s common stock as payment in full of the outstanding balance of $750,000 related to the Original Note. As part of the Rayat Settlement Agreement, Mr. Rayat forgave all accrued and unpaid interest on the Rayat Convertible Note through the date thereof, including the $317,527 of interest previously made part of the Rayat Convertible Note, totaling $488,054.

On December 29, 2011, the Company entered into a settlement agreement (the “Sidhu Settlement Agreement”) with Mr. Jeet Sidhu, a director of the Company, pursuant to which Mr. Sidhu was issued 30,000 shares of the Company’s common stock in lieu of payment of $3,000 of director compensation due him.

On December 29, 2011, the Company entered into a note settlement agreement (the “S&C Settlement Agreement”) with Sierchio & Company, LLP (“S&C”), pursuant to which Mr. Sierchio, a director of the Company, was issued 876,825 shares of the Company’s common stock as payment in full of $87,682.50 of accrued but unpaid legal fees due to S&C.

On December 29, 2011, we entered into the Consulting Agreement with Mr. Patel pursuant to which Mr. Patel serves as our President and Chief Executive Officer. Under the terms of the Consulting Agreement, Mr. Patel is paid an annual salary of $120,000. For additional information regarding the Consulting Agreement see footnote 4 to the “Executive Compensation” table above.

On December 29, 2011, we entered into the CFO Consulting Agreement with Ms. Janet Bien, BluFlow’s Chief Financial Officer, pursuant to which Ms. Bien serves as our Chief Financial Officer. Under the terms of the CFO Consulting Agreement, Ms. Bien is paid an annual salary of $18,000, $6,000 of which is deferred until such time as the Company raises at least $500,000. For additional information regarding the CFO Consulting Agreement see footnote 5 to the “Executive Compensation” table above.

BluFlowTM Technologies, Inc.

The number of shares or units listed below reflects securities of BluFlow and does not reflect the one-for-three share exchange in the Reverse Merger Agreement pursuant to which holders of one share of BluFlow common stock immediately prior to the Effective Time were eligible to receive three shares of the Company’s common stock immediately after the Effective Time.
On October 15, 2010, BluFlow sold 10,000,000 shares of its common stock to Mr. Patel, its President and Chief Executive Officer and a member of its Board in consideration of the payment of $10,000.

On October 15, 2010, BluFlow sold 10,000,000 shares of its common stock to Mr. Sierchio, a member of its Board, in consideration of the payment of $10,000.

On October 15, 2010, BluFlow sold 100,000 units of its securities to Mr. Frank Fabio, its former Chief Financial Officer and Secretary, in consideration of the payment of $10,000. Each unit consisted of one share of common stock and one-half of a Series A Warrant.

On October 20, 2010, BluFlow acquired the BluFlowTM Nanoparticles, as well as certain domain names, from Appeal Capital Corp. (“Appeal”), a privately held corporation controlled by Messrs. Patel and Sierchio, in consideration of $12,000 which amount was paid through the issuance of a promissory note (the “Acquisition Note”). The Acquisition Note is secured by the options (or any subsequent licenses) of the BluFlowTM Nanoparticles. Pursuant to the terms of the Acquisition Note, BluFlow is required to repay the principal amount and all interest due thereunder no later than March 31, 2012.

On January 1, 2011, BluFlow entered into an engagement letter (the “Engagement Letter”) with S&C, pursuant to which S&C provided BluFlow with legal services; Mr. Sierchio, a co-founder and a director of BluFlow, is a managing partner of the S&C. Under the terms of the engagement letter, BluFlow paid S&C $40,000 for the preparation of organizational documents, the private placement memorandum and related agreements and the filing of blue sky forms with the various states; all other legal services were billed at a rate consistent with those paid by S&C’s clients. On July 1, 2011, BluFlow amended the Engagement Letter so that it now pays S&C a fixed monthly fee for legal services. Pursuant to the Engagement Letter, S&C may, at its sole discretion, elect to convert any of moneys due to the firm into shares of BluFlow’s common stock at $0.10 per share. The exercise price and the number of shares issuable upon the conversion of legal fees or disbursements are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. Prior to, and after, our entrance into the Merger Agreement, Mr. Sierchio previously served as legal counsel to Ceres Ventures, Inc.

On March 31, 2011, BluFlow sold 137,500 units of its securities to Mr. Patel, its President and Chief Executive Officer and a member of its Board, in consideration of $13,750. Each unit consisted of one share of common stock and one-half of a Series A Warrant.

On May 10, 2011, BluFlow sold 137,500 units of its securities to Mr. Sierchio, a member of its Board, in consideration of the payment of $13,750. Each unit consisted of one share of common stock and one-half of a Series A Warrant.

On May 10, 2011, BluFlow sold 50,000 units of its securities to Dr. Arturo Keller, a former member of its Board, in consideration of the payment of $5,000. Each unit consisted of one share of common stock and one-half of a Series A Warrant.

On July 1, 2011, Mr. Patel converted $16,500 owed to him as reimbursable business expense into 1650,000 shares of BluFlow’s common stock pursuant to his consulting agreement with BluFlow.

On July 1, 2011, S&C converted $11,662 owed under the Engagement Letter as reimbursable disbursements into 116,620 shares of BluFlow’s common stock.

On November 11, 2011, BluFlow entered into a resignation agreement with Dr. Keller, a former director, pursuant to which it issued 50,000 shares of its common stock to Dr. Keller.
Review, Approval or Ratification of Transactions with Related Persons

Our policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire Board for any possible conflicts of interest. In the event of a potential conflict of interest, the Board will generally evaluate the transaction in terms of the following standards: (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated parties or the employees generally. The Board will then document its findings and conclusion in written minutes.

Description of Our Securities

General

We are authorized to issue up to 2,000,000,000 shares of common stock, $0.00001 par value per share, and 1,000,000 shares of preferred stock having a par value of $0.25 per share.

As of December 29, 2011, a total of 85,031,557 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. All of the outstanding and issued capital stock is, and will be, fully paid and non-assessable.

Reverse Stock Split

On November 10, 2011, a majority of the shares voted at the 2011 Annual Meeting voted in favor of authorizing the Company’s officers to file the necessary documentation with the Secretary of State of Nevada to effect a one-for-fifty reverse stock split, whereby owners of fifty shares of our common stock prior to the reverse stock split received one share of our common stock after the reverse stock split, with all fractional shares being rounded to the nearest whole share. The record date for the Reverse Split was set as of one business day prior to the effective date and the effective date for the Reverse Split was set for November 21, 2011, subject to regulatory approval. The Reverse Split was declared effective by FINRA on December 12, 2011. All shares and share prices have been retroactively changed to reflect the Reverse Split.

Common Stock

The holders of common stock are entitled to one vote per share. Our Articles of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board and issued in the future.

Preferred Stock

Our Articles of Incorporation vests our Board with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class. There are no shares of preferred stock issued and outstanding.

Warrants

There are currently 400,000 fully vested Series B Warrants allowing the holders thereof to purchase up to 400,000 shares of our common stock at an exercise price of $1.50 per share issued to the investors in the 2010 Offering. The Series B Warrants are exercisable through May 19, 2012. Pursuant to the terms of the Merger Agreement we issued the BluFlow stockholders who were also warrant holders common stock purchase warrants to purchase up to an aggregate of 4,582,500 shares of the Company’s common stock at an initial exercise price of $0.16 per share in exchange for substantially identical warrants to purchase up to 1,527,500 shares of BluFlow common stock which were held by the warrant holders immediately prior to the Effective Time. The expiration date of each Exchange Warrant is substantially identical to the BluFlow warrant for which it was exchanged, December 31, 2012. The exercise price of the Exchange Warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

Options

We have a total of 10,000,000 shares of our common stock reserved for issuance under the 2011 Plan. As of December 29, 2011, there are 360,000 options issuable to certain individuals and entities pursuant to which they are eligible to purchase an equal number of shares of our common stock at a price of $0.083 per share, subject to them meeting certain vesting milestones. In addition, there are currently 270,000 restricted stock grants issued to our officers and directors which will vest in two equal installments on June 10, 2012, and June 10, 2013.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

As of December 29, 2011, we have 85,031,557 shares of common stock issued and outstanding. Of these shares, 1,911,426 are freely tradable by persons other than our affiliates, without restriction under the Securities Act; and 83,120,131 shares are restricted securities within the meaning of Rule 144 under the Securities Act and may not be sold unless an exemption from the registration requirements of the Securities Act is available (including Rule 144).

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person deemed to be one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater.

In order for stockholders of a former “shell company” to use Rule 144, the company must have ceased to be a “shell company,” be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months and have filed current “Form 10 Information” with the SEC reflecting its status as an entity that is no longer a “shell company,” then those securities may be sold subject to the requirements of Rule 144 after one year has elapsed from the date that the issuer filed “Form 10 Information” with the SEC. Prior to the Company’s entrance into the Merger Agreement the Company has been deemed a “shell company.” Subject to the satisfaction of certain other conditions, our stockholders will not be eligible to rely on Rule 144 for at least one year from the filing of this Form 8-K.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS; INSURANCE

Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law
•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

           Our Bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceedings that may result in a claim for indemnification.

Insofar as an indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC each indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Disclosure of Commission Position On Indemnification for Securities Act Liabilities

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been our directors or officers or of our subsidiaries. Our articles of incorporation provide that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SECTION 3. Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

As further disclosed in Item 2.01 above, pursuant to the terms of the Merger Agreement the Company issued 71,794,860 shares of its common stock to the stockholders of BluFlow. At the Effective Time, we exchanged with BluFlow stockholders who were also holders of common stock purchase warrants to purchase up to an aggregate of 1,527,500 shares of BluFlow common stock at an initial price of $0.50 per share, substantially identical warrants to purchase up to 4,582,500 shares of the Company’s common stock at an initial exercise price of $0.16 per share. The expiration date of each Exchange Warrant is substantially identical to the BluFlow warrant for which it was exchanged, December 31, 2012. The exercise price of the Exchange Warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

BluFlow’s stockholders were issued the shares of the Company’s common stock and the Exchange Warrants in reliance upon exemptions afforded to the Company by, but not limited to, the provisions of Regulation D and Regulation S and upon representations made to the Company by those stockholders that they meet the exemption requirements afforded by Regulation D or Regulation S.

On December 29, 2011, the Company entered into the Rayat Settlement Agreement pursuant to which Mr. Rayat, our former Chief Financial Officer, director, and majority stockholder, was issued 7,500,000 shares of the Company’s common stock as payment in full of the principal amount of the Rayat Convertible Note. Pursuant to the terms of the Rayat Settlement Agreement, Mr. Rayat agreed to forgive all accrued and unpaid interest due him under the Rayat Convertible Note, totaling $488,054. A copy of the Rayat Settlement Agreement is attached as Exhibit 10.40 hereto.

On December 29, 2011, the Company entered into the Sidhu Settlement Agreement, pursuant to which Mr. Sidhu, a director of the Company, was issued 30,000 shares of the Company’s common stock as payment in full of director compensation owed him. A copy of the Sidhu Settlement Agreement is attached as Exhibit 10.41 hereto.

On December 29, 2011, the Company entered into the S&C Settlement Agreement, pursuant to which Mr. Sierchio, a director of the Company and a managing partner of S&C, was issued 876,825 shares of the Company’s common stock as payment in full of the accrued but unpaid legal fees due to S&C. A copy of the Settlement Agreement is attached as Exhibit 10.42 hereto.

Each of Messrs. Rayat, Sidhu, and Sierchio were issued the shares in reliance upon exemptions afforded to the Company by, but not limited to, the provisions of Regulation D. Each of Messrs. Rayat, Sidhu and Sierchio have represented to the Company that they are an “accredited investor,” as such term is defined in Regulation D.

SECTION 4. Matters Related to Accountants and Financial Statements

None

SECTION 5. Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

As a result of the Reverse Merger described in Item 2.01 above, there has been a change in control of the Company. After giving effect to the one-for-three share exchange, the former stockholders of BluFlow own approximately 84% of the Company.

Item 5.02 Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On December 29, 2011, Mr. Amit S. Dang stepped down from all his executive positions and remains a director of the Company.

Pursuant to the terms of the Merger Agreement the Company increased the size of its Board to four (4) members and appointed both Messrs. Meetesh Patel and Joseph Sierchio as members of the Company’s Board to serve until the next annual stockholders meeting or their earlier resignation or removal.

           On December 29, 2011, the Company entered into the Consulting Agreement with Mr. Patel pursuant to which he serves as our President and Chief Executive Officer, for which he is paid a yearly salary of $120,000 in 24 equal payments and may, at his sole discretion, elect to convert any of his salary or business expense reimbursements due to him into shares of our common stock at $0.10 per share. The exercise price and the number of shares issuable upon the conversion of salary or business reimbursement expense are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. The Consulting Agreement may be terminated by either party at any time with or without cause.

On December 29, 2011, the Company entered into the CFO Consulting Agreement with Ms. Bien pursuant to which she serves as our Chief Financial Officer, for which she is paid an annual salary of $18,000 in 24 equal monthly payments, $6,000 of which is deferred until such time as we effect one or more transactions from which we receive net proceeds of no less than $500,000. The CFO Consulting Agreement may be terminated by either party at any time with or without cause.

Item 5.06 Change in Shell Company Status.

As a result of the Reverse Merger described in Item 2.01 above, the Company believes that it is no longer a “shell company.”

SECTION 6. [Reserved]

N/A.

SECTION 7. Regulation FD

Item 7.01 Regulation FD Disclosure

Except for the historical information presented in this document, the matters discussed in this Form 8-K, or otherwise incorporated by reference into this document, contain “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements are identified by the use of forward-looking terminology such as “believes,” “plans,” “intend,” ”scheduled,” “potential,” “continue,” “estimates,” “hopes,” “goal,” “objective,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of Section 21E of the Exchange Act and Section 27A of the Securities Act apply to forward-looking statements made by the Registrant. The reader is cautioned that no statements contained in this Form 8-K should be construed as a guarantee or assurance of future performance or results. These forward-looking statements involve risks and uncertainties, including those identified within this Form 8-K. The actual results that the Registrant achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These forward-looking statements are based on current expectations, and the Registrant assumes no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by the Registrant in this Form 8-K and in the Registrant's other reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect the Registrant's business.

Note: Information in this Form 8-K furnished pursuant to Item 7 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section. The information in this current report shall not be incorporated by reference into any registration statement pursuant to the Securities Act. The furnishing of the information in this current report is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this current report contains is material investor information that is not otherwise publicly available.

SECTION 8. Other Events

None

SECTION 9. Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

The following exhibits are furnished as part of this Form 8-K:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger between Ceres Ventures, Inc., Ceres Ventures Acquisition Corp. and BluFlow Technologies, Inc., dated December 29, 2011

2.2	Certificate of Merger

3.1	Amended and Restated Articles of Incorporation*

3.2	By Laws*

3.3	Certificate of Amendment to the Articles of Incorporation*

3.4	Certificate of Change*

4.1	Form of Subscription Agreement*

4.2	Form of Series B Warrant*

4.3	Form of Exchange Warrant

10.1	Sponsored Research Agreement with Iowa State University dated February 1, 2007*

10.2	Exclusive license agreement with Iowa State University Research Foundation Inc. dated June 12, 2006*

10.3	Agreement with Latitude Pharmaceuticals, Inc. dated July 6, 2009*

10.4	Amendment dated October 23, 2009 to the Latitude Agreement*

10.5	Redacted License Agreement dated September 1, 2008, with the Trustees of Dartmouth College*

10.6	Sponsored Research Agreement dated May 25, 2007 with Dartmouth College*

10.7	Technologies Research Agreement with Dartmouth College as amended*

10.8	Employment Agreement with Greg Wujek dated April 6, 2006*

10.9	Stock Option Agreement with Greg Wujek dated August 1, 2006*

10.10	Employment Agreement with James F. Lynch dated March 15, 2010*

10.11	Stock Option Agreement with James F. Lynch dated March 15, 2010*

10.12	Convertible Promissory Note dated March 1, 2010, in the original principal amount of $1,067,527.40*

10.13	Convertible Promissory Note dated March 2, 2010 in the original principal amount of $40,000*

10.14	Amendment No. 1 dated April 12, 2010 to the March 2, 2010 Promissory Note*

10.15	Stock Option Agreement between PhytoMedical Technologies and Raymond Krauss*

10.16	Stock Option Agreement between PhytoMedical Technologies and Gary Branning*

10.17	Stock Option Agreement between PhytoMedical Technologies and Greg Wujek*

10.18	Employment Resignation Agreement between PhytoMedical Technologies, Inc. and Greg Wujek*

10.19	Executive Services Agreement Dated June 3, 2010, between PhytoMedical Technologies, Inc. and Amit S. Dang*

10.20	Memorandum of Intent dated August 25, 2010, between PhytoMedical Technologies, Inc. and Standard Gold Corp.*

10.21	Bridge Loan Agreement dated August 25, 2010, between PhytoMedical Technologies, Inc. and Standard Gold Corp.*

10.22	Promissory Note dated August 25, 2010, issued by Standard Gold Corp.*

10.24	Share Exchange Agreement dated October 22, 2010, between PhytoMedical Technologies, Inc., Standard Gold Corp. and the stockholders of Standard Gold Corp.*

10.25	Termination Agreement and Mutual Release dated December 24, 2010, between PhytoMedical Technologies, Inc. and Standard Gold Corp.*

10.26	Letter from Dartmouth College dated January 20, 2011, terminating the Exclusive License Agreement dated September 1, 2008 between Dartmouth College and PhytoMedical Technologies, Inc.*

10.27	Restated 8.5% Convertible Promissory Note in the principal amount of $100,000 dated May 20, 2011, between Jeet Sidhu and PhytoMedical Technologies, Inc.*

10.28	Amendment No. 1 dated July 14, 2011, to the Promissory Note in the principal amount of $100,000 dated May 20, 2011, between Jeet Sidhu and PhytoMedical Technologies, Inc.*

10.29	Amendment No. 2 dated December 29, 2011, to the Promissory Note in the principal amount of $100,000 dated May 20, 2011, between Jeet Sidhu and PhytoMedical Technologies, Inc.

10.30	Redacted Letter of Intent dated May 11, 2010, between Appeal Capital Corp. and the Regents of the University of California (1)

10.31	Redacted Asset Purchase Agreement dated October 20, 2010, between Appeal Capital Corp, and AcquaeBlu Corp. (1)

10.32	8% Non-Negotiable Promissory Note dated October 20, 2010, in the original principal amount of $12,000 issued it Appeal Capital Corp.

10.33	Redacted Consent of Substitution of Party dated October 21, 2010, between Appeal Capital Corp., Nascent Water Technologies, Inc. and the Regents of the University of California (1)

10.34	Redacted Amendment No. 1 to Letter of Intent dated September 10, 2010, between Nascent Water Technologies, Inc. and the Regents of the University of California (1)

10.35	Redacted Amendment No. 2 to Letter of Intent dated December 7, 2010, between Nascent Water Technologies, Inc. and the Regents of the University of California (1)

10.36	Redacted Amendment No. 3 to Letter of Intent dated May 5, 2011, between Nascent Water Technologies, Inc. and the Regents of the University of California (1)

10.37	Redacted Research Agreement dated December 9, 2010, between Nascent Water Technologies, Inc. and the Regents of the University of California (1)

10.38	Redacted Service Agreement dated July 7, 2011, between BluFlow Technologies, Inc. and Applied Power Concepts, Inc. (1)

10.39	Redacted Exclusive License Agreement dated October 10, 2011, between BluFlow Technologies, Inc. and the Regents of the University of California (1)

10.40	Rayat Settlement Agreement dated December 29, 2011

10.41	Sidhu Settlement Agreement dated December 29, 2011

10.42	S&C Settlement Agreement dated December 29, 2011

10.43	At-Will Consulting Agreement dated December 29, 2011, between Ceres Ventures, Inc. and Meetesh Patel

10.44	At-Will Consulting Agreement dated December 29, 2011, between Ceres Ventures, Inc. and Janet Bien

21.1	List of Subsidiaries of Ceres Ventures, Inc.

99.1	Ceres Ventures, Inc. 2011 Long-Term Incentive Plan

99.2	Audited consolidated financial statements of BluFlow Technologies Inc., for the fiscal year ended December 31, 2010

99.3	Unaudited consolidated financial statements of BluFlow Technologies, Inc for the nine months ended September 30, 2011

99.4	Pro forma financial information giving effect to the acquisition of BluFlow Technologies, Inc. and its subsidiary

* Previously filed

(1) Portions of this exhibit have been redacted and separately filed with the Securities and Exchange Commission with a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on January 5, 2012.

Ceres Ventures, Inc.

By:	/s/ Meetesh V. Patel
Name: Meetesh V. Patel
Title: President and Chief Executive Officer